SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: 336-229-1127

April 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 11, 2011 at 9:00 a.m., Eastern Daylight Time.

The attached Notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

The Board of Directors recommends that the Company’s stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. This year, the Company is continuing the practice of using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, the Company is mailing the Company’s stockholders a notice of Internet availability of the Company’s proxy materials instead of a paper copy of this proxy statement and the Company’s 2010 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of the Company’s proxy materials, including this proxy statement, the Company’s 2010 Annual Report and a form of proxy card or voting instruction card. The Company believes that this process will conserve natural resources and reduce the costs of printing and distributing the Company’s proxy materials.

After reading the Proxy Statement, you may vote by proxy over the Internet or by telephone, or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. You may revoke your proxy at any time before it is exercised by sending a written notice that you would like to revoke your proxy to the Company at 358 South Main Street, Burlington NC 27215, Attention: F. Samuel Eberts III, by submitting a new proxy, or by attending the meeting and voting in person.

Sincerely,

David P. King

Chairman of the Board, President and Chief

Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

    Laboratory Corporation of America Holdings:

Notice is hereby given that the 2011 Annual Meeting (the “Annual Meeting”) of the Stockholders of Laboratory Corporation of America Holdings (the “Company”) will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 11, 2011 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the members of the Board of Directors from the nominees named in the attached proxy statement to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified;

2. To approve, by non-binding vote, the Company’s executive compensation;

3. To recommend, by non-binding vote, the frequency of future non-binding executive compensation votes;

4. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

5. To take such other action as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 14, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

April 1, 2011

PLEASE CAST YOUR VOTE USING THE INTERNET OR TELEPHONE VOTING OPTIONS AS SOON AS POSSIBLE, OR, IF REQUESTED, COMPLETE, SIGN, AND DATE THE PROXY CARD, AND RETURN IT PROMPTLY. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NORTH CAROLINA 27215

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), of proxies to be voted at the 2011 Annual Meeting of Stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 11, 2011 at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the “Annual Meeting”). The Company’s Board of Directors has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about April 1, 2011.

At the Annual Meeting, the Company’s stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified: David P. King, Kerrii B. Anderson, Jean-Luc Bélingard, N. Anthony Coles, Jr., M.D., Wendy E. Lane, Thomas P. Mac Mahon, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, M. Keith Weikel, Ph.D. and R. Sanders Williams, M.D.; (ii) to approve, by non-binding vote, the Company’s executive compensation; (iii) to recommend, by non-binding vote, the frequency of future non-binding executive compensation votes; (iv) to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and (v) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

GENERAL INFORMATION

Electronic Delivery of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to the Company’s proxy materials over the Internet. Accordingly, the Notice was sent on or about April 1, 2011 to each of the Company’s stockholders of record at the close of business on March 14, 2011. All stockholders may access the proxy materials on the website referred to in the Notice. Stockholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found on the Notice. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Solicitation and Voting of Proxies; Revocation; Record Date

All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted (i) in favor of the election to the Company’s Board of Directors of the ten nominees for director identified in this Proxy Statement, (ii) for approval of the Company’s executive compensation, (iii) in favor of holding future non-binding executive compensation votes every one year, and (iv) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: F. Samuel Eberts III, Secretary, by delivery prior to the Annual Meeting of a properly executed and subsequently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of proxies may be made by mail and may also be made by personal interview, telephone, e-mail and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The Company will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners.

The Company retained Morrow and Co., LLC for solicitation of holders of record as well as non-objecting beneficial owners. The Company paid Morrow and Co., LLC a fee of approximately $8,500 for these services, plus reimbursement of expenses.

Only holders of record of common stock of the Company (the “Common Stock”) at the close of business on March 14, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 100,185,288 shares of Common Stock. Holders of Common Stock as of the Record Date will be entitled to one vote per share at the Annual Meeting.

A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. In accordance with the Company’s Amended and Restated By-Laws (the “By-Laws”), director nominees must receive a majority of the votes cast for the election of directors, which under the By-Laws means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The Board has adopted a policy that a director who does not receive the required vote for election as provided in the By-Laws will submit his or her resignation for consideration by the Board. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 and for the proposal to approve the Company’s executive compensation. As noted above, the proposals to approve the Company’s executive compensation and to recommend the frequency of future non-binding executive compensation votes are non-binding. Moreover, with respect to the proposal on the frequency of future non-binding executive compensation, because shareholders have several voting choices, it is possible that no single choice will receive a majority vote. In light of the foregoing, the Board of Directors will consider the outcome of the vote when determining the frequency of future non-binding executive compensation votes. While the Board is making a recommendation with respect to Proposal Three, shareholders are being asked to vote on the choices specified on the proxy card, and not whether they agree or disagree with the Board’s recommendation. Abstentions will have no effect on the election of the directors, but will have the same effect as a vote against the other proposals scheduled for the Annual Meeting. Under the current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, the other proposals scheduled for the Annual Meeting are not “discretionary” items. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on proposals other than the ratification of the appointment of independent auditors. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for any of the proposals.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director of the Company (as specified below); “FOR” approval, on a non-binding basis, of the Company’s executive compensation; to recommend, on a non-binding basis, that future executive compensation votes be held “EVERY ONE YEAR”; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and have been qualified. The Board of Directors is currently comprised of the nominees listed below. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

Director Independence

Pursuant to Section 303A.02 of the “NYSE” Listing Standards (the “Listing Standards”), for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board of Directors has adopted categorical standards for determining whether there is a material relationship that would impair independence.

The Board of Directors has determined that Ms. Anderson, Mr. Bélingard, Dr. Coles, Ms. Lane, Mr. Mittelstaedt, Dr. Rubenstein, Dr. Weikel and Dr. Williams each qualify as “independent” as defined in the Listing Standards. Mr. Mac Mahon is not independent because the consulting arrangement that he entered into after he retired as the Company’s Chief Executive Officer on December 31, 2006 resulted in payments to him that under the Listing Standards means that he cannot be determined to be independent until 2012, at the earliest. Further, Mr. King (the Company’s Chief Executive Officer) is not independent as he is an employee of the Company.

Identification, Evaluation and Qualification of Individual Director Candidates

The Nominating and Corporate Governance Committee recommends a slate of directors to the Board of Directors for election by the Company’s stockholders at each annual meeting of stockholders and recommends candidates to the Board of Directors to fill vacancies on the Board of Directors.

When evaluating prospective candidates for director, including those nominated by stockholders, the Nominating and Corporate Governance Committee conducts individual evaluations against the criteria enumerated in the Company’s Corporate Governance Guidelines. These criteria include, but are not limited to: personal and professional integrity; interest, capacity and willingness to serve the long-term interests of the Company’s stockholders; ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings; exceptional ability and judgment; and freedom from personal and professional relationships that would adversely affect the ability to serve the best interests of the Company and its stockholders. The Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee review with the Board the appropriate skills and characteristics required of Board members in the context of the Company’s business needs and the current composition of the Board, including, among other characteristics, diversity. The Company believes that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national, international or multinational companies or shall have achieved a high level of distinction in their chosen fields. The goal is to ensure that the Board composition reflects a balance of skills, experiences, diversity and expertise. Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and the Corporate Secretary. The results of those interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that it deems appropriate, are considered by the Nominating and Corporate Governance Committee in making its recommendation to the Board of Directors.

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that supported the Nominating and Corporate Governance Committee’s and the Board’s determination that the person should serve as a director for the Company.

The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

The name, age as of March 14, 2011, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

David P. King (54) has served as Chairman of the Board, President, and Chief Executive Officer of the Company since May 6, 2009; prior to that date he served as a director, President and Chief Executive Officer of the Company since January 1, 2007. Mr. King served as Executive Vice President and Chief Operating Officer from December 2005 to January 2007, as Executive Vice President of Strategic Planning and Corporate Development from January 2004 to December 2005 and was hired in September 2001 as Senior Vice President, General Counsel and Chief Compliance Officer. Prior to joining the Company, he was a partner with Hogan & Hartson LLP (now Hogan Lovells US LLP) in Baltimore, Maryland from 1992 to 2001. Mr. King has nearly 10 years experience with the Company in a variety of roles of increasing responsibility in corporate operations, strategic planning, and corporate administration. As a result, he has a deep understanding of the clinical laboratory industry, strategy, sales and marketing, and operations.

Kerrii B. Anderson (53) has served as a director of the Company since May 17, 2006. Ms. Anderson was Chief Executive Officer of Wendy’s International, Inc., a restaurant operating and franchising company from April 2006 until September 2008 when the company was merged with Triarc. Ms. Anderson served as Executive Vice President and Chief Financial Officer of Wendy’s International from 2000 to 2006. Prior to this position, she was Chief Financial Officer, Senior Vice President of M/I Schottenstein Homes, Inc. from 1987 to 2000. Ms. Anderson is the Lead Independent Director of Chiquita Brands International Inc., the Chairperson of the Nominating and Governance Committee and a member of the Compensation and Audit Committee. Ms. Anderson is a director and a member of the Audit Committee of PF Chang’s China Bistro, Inc. She is also a director and a member of the Compensation Committee of Worthington Industries, Inc. Ms. Anderson serves on the financial committee of Columbus Foundation and Ohio Health. Ms. Anderson was a director of Lancaster Colony Corporation from September 1998 to September 2005. She also was a director of Wendy’s International from 2006 until September 30, 2008. She has a strong record of leadership in operations and strategy. Ms. Anderson is also an audit committee financial expert of a result of her experience as CEO and CFO of Wendy’s International, Inc. Through her service on other public company boards, Ms. Anderson brings extensive financial, corporate governance and executive compensation experience to the Company’s Board.

Jean-Luc Bélingard (62) has served as a director of the Company since April 28, 1995. Mr. Bélingard retired as Chairman and Chief Executive Officer of Ipsen SA, a diversified French health care holding company, on November 22, 2010. He had served in that position since 2001. Prior to this position, Mr. Bélingard was Chief Executive Officer from 1999 to 2001 of bioMérieux-Pierre Fabre, a diversified French health care holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical and cosmetic business. Mr. Bélingard has served as non-executive Chairman of bioMérieux S.A. since January 1, 2011. Mr. Bélingard is also a director of Celera Corporation, a former division of Applera Corporation, Norwalk, Connecticut, and a director and member of the Audit Committee of Nicox (France). Mr. Bélingard was a director of Applera Corporation, Norwalk, Connecticut from 1993 to June 2008. Mr. Bélingard’s long tenure at Ipsen and BioMerieux provides valuable business, leadership and management experience, including leading a large organization with global operations. He brings a strong strategic and operational background. He also brings an important international perspective to the board’s deliberations. Mr. Bélingard has extensive corporate governance experience through his service on other public company boards.

N. Anthony Coles, Jr., M.D. (50) has served as a director of the Company since January 2011. Dr. Coles is the President and Chief Executive Officer of Onyx Pharmaceuticals, Inc. He is also a member of its board of directors. Prior to joining Onyx in 2008, he was President, Chief Executive Officer, and a member of the board of directors of NPS Pharmaceuticals, Inc. Before joining NPS Pharmaceuticals in 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated, which he joined in 2002. Beginning in 1996, he held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. Primary Care; and Vice President, Cardiovascular Global Marketing. Dr. Coles completed his cardiology and internal medicine training at Massachusetts General Hospital and was a research fellow at Harvard Medical School. He earned an M.D. degree from Duke University, a master’s degree in public health from Harvard University, and an undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees, as well as a member of the board of trustees for Johns Hopkins Medicine. Dr. Coles is also a member of the board of the Biotechnology Industry Organization (BIO), as well as a director for Campus Crest Communities, Inc., a NYSE traded company. He has extensive CEO and operational experience including sales and marketing, strategy and corporate governance. His experience as a physician and his extensive knowledge of the health care industry brings an important industry- specific perspective to the Company as a director.

Wendy E. Lane (59) has served as a director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane is a director and sits on the Executive Committee of the Board of Directors of Willis Group Holdings, Ltd. and is also an Audit Committee member and chairs the Compensation Committee. She is also a director and member of the Audit Committee of UPM-Kymmene Corporation, and a Trustee of the U.S. Ski and Snowboard Team Foundation. With her extensive experience in various segments of the financial industry, including investment banking and insurance, Ms. Lane is an audit committee financial expert bringing critical insight to, among other things, the Company’s financial statements, accounting principles and practices, internal controls over financial reporting and risk management practices. Ms. Lane has extensive corporate governance experience through her service on other public company boards in a variety of industries. She also has international board experience through her service on Willis Group and UPM-Kymmene boards.

Thomas P. Mac Mahon (64) has served as a director of the Company since 1995. In addition, Mr. Mac Mahon served as a non-executive Chairman of the Board from January 2007 to May 2009. Mr. Mac Mahon served as executive Chairman of the Board from April 1996 to December 2006; prior to that date, he was Vice-Chairman of the Board since April 28, 1995. From January 1997 until his retirement on December 31, 2006, Mr. Mac Mahon served as President and Chief Executive Officer and a member of the Executive and Management Committees of the Company. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. (“Roche”) from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Chairman of the Governance Committee of Express Scripts, Inc. Mr. Mac Mahon is also a director, member of the Compensation Committee and past Chairman of the Board of PharMerica Corporation. Mr. Mac Mahon was a director of Golden Pond Healthcare, Inc. from November 2007 to November 2009. He has over 25 years of experience in the diagnostics industry including over 10 years of experience with the Company as its CEO. As a result, he has a deep understanding of the clinical laboratory industry, strategy, and operations and extensive experience with the laboratory industry. He also has significant corporate governance and executive compensation experience through his service on other public company boards.

Robert E. Mittelstaedt, Jr. (67) has served as a director of the Company since November 1996. Mr. Mittelstaedt is Dean and Professor of the W.P. Carey School of Business at Arizona State University. Prior to June 30, 2004, he was Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania and director of the Aresty Institute of Executive Education, an executive education program affiliated with The Wharton School of the University of Pennsylvania. Mr. Mittelstaedt had served with The

Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt serves as a director of W.P. Carey & Co., LLC and also serves as a director and Compensation Committee member of Innovative Solutions & Support, Inc. Mr. Mittelstaedt brings to the Board his experience as a recognized expert in business strategy, corporate governance and executive compensation issues. Mr. Mittelstaedt serves as the Board’s Lead Independent Director and brings a deep understanding of the role of the Board of Directors and corporate governance matters.

Arthur H. Rubenstein, MBBCh (73) has served as a director of the Company since August 1, 2004. Dr. Rubenstein is the Dean of the University of Pennsylvania School of Medicine and Executive Vice President for the University of Pennsylvania Health System. Previously, Dr. Rubenstein was Dean and Gustave L. Levy Distinguished Professor at the Mount Sinai School of Medicine in New York from 1997 to 2001. He has also been a faculty member and chairman of the Department of Medicine at the University of Chicago. He is a distinguished member of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Rubenstein serves as a director of Glycadia and Diasome. Dr. Rubenstein was a director of the Association of Academic Health Centers from October 2004 until September 2009. As a prominent medical clinician and academician, Dr. Rubenstein’s health care policy, regulatory and quality management experience with large health care delivery systems brings an important industry specific and practicing physician’s perspective to the Board’s deliberation.

M. Keith Weikel, Ph.D. (73) has served as a director of the Company since July 16, 2003. On December 31, 2006, Dr. Weikel retired as a Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., a health-care provider, where he began his career in 1984 with Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. Dr. Weikel is currently a member of the Federation of American Hospitals and the Alliance for Quality Long Term Care and serves as Director Emeritus for Manor Care, Inc. and as a director for Direct Supply, Inc. As a result of his experience as Commissioner of the Medical Services Administration of the Department of Health and Human Services and his years of business experience as an executive leader, Dr. Weikel has a deep understanding of the health care system. Dr. Weikel has a strong record of leadership in large health care company operations and his tenure on the Company’s Board provides him with a deep familiarity with the Company’s business and industry. As the former COO of Manor Care, Dr. Weikel brings extensive operations experience and brings an important perspective to his service as a director for the Company.

R. Sanders Williams, M.D. (62) has served as a director of the Company since May 16, 2007. Dr. Williams is President of The J. David Gladstone Institutes, and Professor of Medicine at the University of California San Francisco. Prior to this appointment, Dr. Williams served Duke University between 2001 and 2009 as Dean of the School of Medicine, Senior Vice Chancellor, Senior Advisor for International Strategy, and founding Dean of the Duke-NUS Graduate Medical School Singapore. He has served previously as President of the Association of University Cardiologists, Chairman of the Research Committee of the American Heart Association, on the editorial boards of leading biomedical journals, on the Advisory Committee to the Director of the National Institutes of Health and on the Board of External Advisors of the National Heart, Lung and Blood Institute. He is a Director of Bristol-Myers Squibb, a member of the Institute of Medicine of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. Dr. Williams is also a member of the Western Association of Physicians, an association of physicians-scientists that promote research, collaboration and education. His experience as a physician, a biomedical scientist, and executive leader brings important perspective to his service to the Company as a director.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

Board of Directors and its Committees

The Board of Directors is comprised of ten members. During 2010, the Board of Directors held eleven meetings and acted two times by unanimous written consent. The Compensation Committee held five meetings; the Audit Committee held eight meetings; the Nominating and Corporate Governance Committee held four meetings; and the Quality and Compliance Committee held three meetings. The Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are each comprised entirely of independent directors as defined in the Listing Standards. During 2010, none of the directors attended fewer than 80% of the total meetings of the Board of Directors and the committees of which he or she was a member. Members of the Board of Directors are encouraged to and usually attend the annual meeting of stockholders. All of the independent, non-management directors, and Messrs. King and Mac Mahon attended the 2010 annual meeting.

Board Leadership Structure

Currently, the Chairman of the Board of Directors is also the Company’s Chief Executive Officer and President. The Company has also created a formal “Lead Independent Director” position that is filled when considered desirable by the Board. The Board has concluded, as reflected in the Company’s Corporate Governance Guidelines, that it is desirable to have someone in the Lead Independent Director position at all times when the Chief Executive Officer also serves as Chairman or the Chairman is otherwise not an independent director. The Board of Directors named Mr. King as the Chairman of the Board and created this current governance structure in May 2009 to reflect the Board’s belief that it provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, alignment on corporate strategy between the Board and management and a cohesive public face for the leadership of the Company. The Lead Independent Director, among other tasks assigned in the Company’s Corporate Governance Guidelines, presides at executive sessions of the Board, serves as a liaison between the Chairman and the other directors, and advises the Chairman with respect to the schedule, agenda and information for Board meetings. The Board believes that under some circumstances it may be desirable to separate the roles of Chairman and Chief Executive Officer and reserves the right to do so when, in its judgment, such circumstances occur.

The Board of Directors holds executive sessions without Company management and non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board of Directors and at each special meeting upon the request of a majority of the independent directors attending the special meeting. The Company’s Corporate Governance Guidelines provide that the independent Directors shall meet on a periodic basis, but no fewer than four times a year on the same day as the regularly scheduled Board meetings. In 2010, Mr. Mittelstaedt served as the Lead Independent Director chairing meetings of the independent directors, as well as meetings of the non-management directors. In 2010, the Board held seven executive sessions of independent directors and executive sessions of non-management directors to discuss compensation, succession planning and other matters.

The Board of Directors has an Audit Committee, a Compensation Committee, a Quality and Compliance Committee, and a Nominating and Corporate Governance Committee, the Charters for which are available in print to any shareholder upon request and are also available on the Company’s website at www.labcorp.com on the Investor Relations page under the Corporate Governance Tab. The Committees of the Board of Directors review their respective Charters on an annual basis.

Audit Committee

The Audit Committee, consisting of Ms. Anderson (Committee Chair), Ms. Lane, Mr. Mittelstaedt and Dr. Rubenstein, is responsible for the selection, appointment, compensation and oversight of the work of any independent registered public accounting firm employed by the Company and assists in Board oversight of the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements as they impact the Company’s financial statements or reporting systems; the production of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; the qualifications and independence of the Company’s independent registered public accounting firm and the oversight of the Company’s internal audit functions, internal controls, and independent registered public accounting firm. The Audit Committee also oversees the Company’s management of financial risks and receives regular reports regarding the management of financial risks. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee, consisting of Ms. Anderson, Mr. Bélingard and Dr. Weikel (Committee Chair) is responsible for:

•	reviewing the Company’s compensation and benefit policies and objectives, including any perquisites paid to the Company’s Chief Executive Officer (“CEO”), and other executive officers and directors;

•

annual reviews and recommendations to the full Board for approval of the goals and objectives relevant to CEO compensation, evaluation of the CEO’s performance in light of those goals and objectives, and recommendations to the full Board for the compensation paid to the CEO and other executive officers;

•

review and recommendations to the full Board for approval of any employment agreements entered into between the Company and any executive officer and annual review thereof, including any perquisites and other personal benefits provided to executive officers;

•	annual review and recommendations to the full Board for approval of compensation paid to the Company’s directors;

•	review and oversight of the Company’s incentive compensation and equity plans;

•	review of the Company’s compensation policies and procedures with management to consider the incentives these pay practices create in relation to the Company’s risk profile; and

•	production of a Compensation Committee report as required by the SEC to be included in the Company’s annual proxy statement.

The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in evaluating executive officer or director compensation. The Committee has retained Frederic W. Cook & Co., Inc. as an outside compensation consultant to assist in evaluating the Company’s executive compensation programs since August 2004. Frederic W. Cook & Co., Inc. does no other work for the Company or its management. The outside compensation consultant reported directly to the Committee during 2010. At the request of the Committee, in December 2009, in anticipation of setting the 2010 compensation, Frederic W. Cook & Co., Inc. provided the Committee with an annual update on emerging market trends and “best practices” in long-term incentive compensation. In connection with the Committee’s review, the compensation consultant also advised the Committee on the use of and revisions to a peer group that was originally set in 2006. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2010 is described in the “Compensation Discussion and Analysis—Elements of Compensation” section below.

The Committee may form and delegate authority to subcommittees as it determines necessary or advisable. The Compensation Committee has also delegated to the CEO, Mr. King, the design of the annual incentive plans for the other executive officers, including the named executive officers, using targets established by the Compensation Committee and based on discussions between Mr. King and the members of the Compensation Committee. For a discussion of Mr. King’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2010, see the “Compensation Discussion and Analysis —Elements of Compensation” section below.

Quality and Compliance Committee

The Quality and Compliance Committee, consisting of Mr. Bélingard, Dr. Coles, Mr. Mac Mahon, Dr. Rubenstein (Committee Chair), Dr. Weikel and Dr. Williams, is responsible for assisting the Board in carrying out its oversight responsibility with respect to quality and compliance issues and oversight of management’s efforts to adopt and implement policies and procedures that require the Company’s employees to act in accordance with high ethical standards, to deliver high quality services and to ensure compliance with health care and other legal requirements of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, consisting of Mr. Mittelstaedt (Committee Chair), Ms. Lane, and Dr. Williams, is responsible for assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board and by recommending to the Board the director nominees for the next annual meeting of stockholders; for developing and recommending to the Board a set of corporate governance principles applicable to the Company; for leading the Board in its annual review of the Board’s performance; and for recommending to the Board director nominees for each Board committee.

Board’s Role in Risk Oversight

As detailed in the Company’s Corporate Governance Guidelines, the Board oversees the Company’s risk management, including an ongoing Enterprise Risk Management process that identifies key risks to the business and appropriate actions to manage those risks. The Board of Directors receives regular reports directly from officers responsible for management of financial and systemic risks within the Company. The Board of Directors also oversees risks through the Audit Committee, the Quality and Compliance Committee and the Compensation Committee, as disclosed in the descriptions of each of these committees above and in the charter of each committee. Each Committee makes full reports to the Board of Directors regarding the Committee’s considerations and actions.

In addition, the Compensation Committee has received a report from the Company’s management on compensation policies and practices. The Compensation Committee discusses compensation policies and procedures with management and considers the incentives these pay practices create in relation to the Company’s risk profile. The Compensation Committee also takes into account the characteristics of the Company’s compensation program that may reduce the likelihood of or mitigate excessive risk taking. The Compensation Committee makes a recommendation to the Board based on its review and discussion with management. Based on this review, the Board concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors annually reviews the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics (the “Code”). The Corporate Governance Guidelines address a number of topics, including composition of the Board of Directors, director independence, Board of Directors and Committee self-assessment, retirement, evaluation of the Chief Executive Officer and succession planning. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines on a regular basis and any proposed additions or amendments to the Corporate Governance Guidelines are submitted to the Board of Directors for its consideration.

The Code is a code of business conduct and ethics applicable to all directors, officers and employees of the Company. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics, including conducting business outside of the United States. The Code also sets forth procedures for reporting and handling any potential violation of the Code, conflict of interest or the appearance of any conflict of interest. Management of the Company regularly reviews the Code and may propose additions or amendments to the Code to be considered for approval by the Audit Committee, the Quality and Compliance Committee and the Board of Directors. Additionally, the Audit Committee and the Quality and Compliance Committee review the Code and may propose additions or amendments to the Code to be considered for approval by the Board of Directors.

To provide stockholders with greater knowledge regarding the Board of Directors’ processes, the Corporate Governance Guidelines and the Code adopted by the Board of Directors are available in print to any shareholder upon request and are also posted on the Company’s website at www.labcorp.com on the Investor Relations page under the Corporate Governance tab. In addition, any amendment to the Code or any waiver of the Code that applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions, will be posted on the Company’s website.

Related Party Transactions

In accordance with the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Company’s Directors and key employees, including all members of senior management, complete written reports disclosing or certifying the absence of any related party transactions. Any material related party transaction involving directors or executive officers are disclosed to and approved by the Audit Committee prior to the Company entering into such transaction.

All directors and officers are required to provide a written certification each year with respect to their knowledge of related party transactions. The Audit Committee’s review of related party transactions, including the information in the report to the Audit Committee and the written certifications, encompasses transactions with related persons within the meaning of Item 404(a) of Regulation S-K as promulgated by the Securities and Exchange Commission. The policies and procedures for handling related party transactions have not been adopted in a written form, and the Audit Committee has not developed enumerated standards to be applied. Instead, the Audit Committee reviews each potential related party transaction on its underlying merit.

The Board of Directors appointed Andrew J. Conrad as Executive Vice President, Chief Scientific Officer of the Company, effective August 3, 2009. In anticipation of his appointment as an executive officer of the Company, the Board of Directors, prior to his appointment as an executive officer and in accordance with the Company’s related party policies and procedures described above, determined that it was advisable to wind up and settle certain business relationships with Dr. Conrad and to continue other business relationships subject to ongoing review of these arrangements. Dr. Conrad received a one-time payment of $6,500,000, the value of which reflected the winding up and settlement of the following: (i) termination of a consulting agreement between Dr. Conrad and the Company with a term which would have been continued through December 31, 2009, under which Dr. Conrad rendered services to the Company including work as its chief scientist and service in a leadership role with the Company’s clinical trials division, (ii) a $1,000,000 milestone payment that, based on revenue earned as of the date of its termination, would have likely been earned and due to Dr. Conrad during the term of the consulting agreement should Dr. Conrad not have become an employee of the Company, (iii) acquiring Dr. Conrad’s 10% interest in a joint venture with the Company, New Molecular Diagnostics, including the intellectual property rights to diagnostic tests developed by the joint venture; (iv) transfer to the Company of 40,000 shares of common stock owned by Dr. Conrad in Main Point Systems, Inc, a software company that performs services for the Company’s National Genetics Institute and clinical trials business; and (v) under certain circumstances the potential repayment of a portion of this payment should Dr. Conrad’s employment and relationship with the Company cease prior to August 1, 2013, excluding a termination where he would be eligible for severance under the Company’s severance plan described at page 38.

On February 28, 2011, Dr. Conrad ceased to serve as an executive officer of the Company. Dr. Conrad waived his right to receive severance under the Amended and Restated Master Senior Executive Severance Plan and he will continue to be employed in a non-executive capacity providing consulting services related to the

Company’s clinical trials operations, international projects and advice related to scientific developments in the field of diagnostic medicine. Under the terms of the consulting agreement, Dr. Conrad will receive compensation equivalent to 2.5% of the Company’s clinical trials revenue excluding pass through expenses. The consulting agreement has an initial term of two years with an automatic renewal for one year unless terminated by either party. Dr. Conrad has agreed to customary non-compete and non-solicitation provisions in his consulting agreement.

Board Evaluation

Each year, the Board of Directors conducts a self-assessment of its performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Nominating and Corporate Governance Committee and provides for a range of grades and trend indicators to be completed by each director, as well as written commentary.

The collective ratings and comments of the directors are compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board of Directors for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board of Directors’ effectiveness over the next year.

In addition, each Board Committee conducted a self-evaluation of its performance for fiscal 2010, with performance criteria for each Committee developed on the basis of its purposes and mission, as set forth in its charter and developed recommendations and a follow-up plan similar to that of the Board of Directors as a whole.

Recommendation of Director Candidates

If needed, the Company may pay a professional search firm to assist the Nominating and Corporate Governance Committee in identifying, evaluating and conducting due diligence on potential nominees for Board vacancies. The Nominating and Corporate Governance Committee is authorized to engage one or more firms, at the Company’s expense, to provide similar services in the future, however, no such engagement occurred in 2010.

In addition to finding prospective candidates for director through a professional search firm or upon recommendations received from non-management directors, the Nominating and Corporate Governance Committee will consider properly submitted nominations for Board of Directors candidates made by stockholders. A stockholder may recommend a person for nomination to the Board of Directors at the 2012 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, NC 27215. Such nominations must be received no earlier than January 6, 2012 and no later than March 7, 2012. The By-Laws may be obtained free of charge by writing to the Company’s Corporate Secretary and were included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2008.

Communications with the Board

Stockholders and interested parties may communicate with the Board of Directors, individually or as a group, by submitting written communications to the appropriately addressed Board member(s), c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215.

Pursuant to the direction of the Board of Directors, all communications received in accordance with the above procedure will be reviewed initially by the Corporate Secretary, who will relay all such communications to the appropriate director or directors unless the communication:

•	is an advertisement or other commercial solicitation or communication;

•	is obviously frivolous or obscene;

•	is unduly hostile, threatening, illegal; or

•	relates to trivial matters (in which case it will be delivered to the intended recipient for review at the next regularly scheduled Board meeting).

The director or directors who receive any such communication has the discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors, to one or more of its committees or to the Company’s management and whether or not a response to the person sending the communication is appropriate. Any response will be made through the Company’s Corporate Secretary in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

The Nominating and Corporate Governance Committee, comprised entirely of independent, non-management directors, has reviewed and approved the foregoing process and has been delegated the responsibility by the full Board of Directors for reviewing the effectiveness of these procedures from time to time and, as necessary, recommending changes.

DIRECTOR COMPENSATION

The Company’s director compensation is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board of Directors and act in their best interest. The Compensation Committee, which consists solely of independent directors, has primary responsibility for setting the Company’s director compensation program.

In November 2007, the Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., the same independent compensation consultant used by the Compensation Committee for certain aspects of the Company’s executive compensation, evaluated the competitiveness of the Company’s director compensation program. In particular, the Compensation Committee considered the same comparative peer group that the Compensation Committee utilized in determining executive officer compensation and also considered emerging trends. A list of these companies and the process used to develop the comparative peer group can be found in the “Compensation Discussion and Analysis” section of the proxy statement for the Company’s 2008 annual meeting of stockholders. The Compensation Committee revised the Board compensation, with the goal of targeting Board compensation at the median (50th percentile) of the Company’s then-applicable peer group. The Company has not changed Board compensation since that time, except for the addition of an annual retainer for the Lead Independent Director when that position was created in 2009.

For 2010, elements of non-employee director compensation included the following:

•	Annual Retainer—$40,000 annually paid to each non-employee director on a monthly basis.

•	Meeting Fees—$2,000 paid to each non-employee director for each Board meeting attended and each Committee meeting attended of which they are a member.

•

Committee Chair Retainer—The Audit Committee Chair receives $15,000 annually, paid on a monthly basis. All other Committee Chairs receive $10,000 annually, paid on a monthly basis, for chairing one of the three other standing Committees of the Board of Directors: Compensation, Quality and Compliance, and Nominating & Corporate Governance.

•	Lead Independent Director Retainer—The Lead Independent Director receives $20,000 annually, paid on a monthly basis, to serve as Lead Independent Director.

•

Total Equity Compensation—As a result of the Compensation Committee’s evaluation discussed above, each non-employee director now receives, on the date of the Annual Meeting, annual grants of non-qualified stock options and restricted stock each having a value of approximately $70,000. The number of options and shares of restricted stock are based on a Black-Scholes valuation (using an average share price for the 10 days preceding the grant date) for the stock options and the grant date fair value for the restricted stock. The annual restricted stock awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date. The annual option awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date, and if unexercised, expire 10 years after the date of grant, subject to their earlier termination.

Each director is reimbursed for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees, as well as for related activities such as director education courses and materials.

On December 2, 2010, the Board established a Board Stock Ownership Program to require certain levels of stock ownership by the Company’s Board of Directors. The Board believes that by holding an equity position in the Company, the directors demonstrate their commitment to and belief in the long-term success of the Company. Pursuant to the stock ownership program, each director must acquire and maintain a level of ownership in the Company’s common stock equivalent to a number of shares having a value that is a multiple of the annual retainer for serving as a Director of the Company and stock price as of the date he or she became subject to the stock ownership program. Once a director satisfies the stock ownership requirement, the director will not be required to purchase or acquire additional shares to meet the requirement due solely to a decrease in the common stock price. The multiple used to set the ownership requirement for each director is four times their base annual retainer. Until the ownership requirement is met, a director is required to hold 50% of any shares of Company stock acquired upon the lapse of restrictions on any stock grant and upon the exercise of stock options, net of any shares utilized to pay for the exercise price of the option and any tax withholding, if applicable. If a director fails to meet or show progress towards satisfying these requirements, the Compensation Committee may reduce future equity grants or other incentive compensation to that director. The stock ownership requirement lapses upon the director’s resignation or termination from the Board.

Information on compensation for Mr. King is set forth in the “Executive Compensation” section below. The compensation paid by the Company to the non-employee directors for 2010 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Kerrii B. Anderson	$101,000	$69,471	$71,328	$-	$-	$-	$241,799
Jean-Luc Bélingard	$74,000	$69,471	$71,328	$-	$-	$-	$214,799
Wendy E. Lane	$86,000	$69,471	$71,328	$-	$-	$-	$226,799
Thomas P. Mac Mahon	$62,000	$69,471	$71,328	$-	$-	$99,996	$302,795
Robert E. Mittelstaedt, Jr.	$116,000	$69,471	$71,328	$-	$-	$-	$256,799
Arthur H. Rubenstein	$94,000	$69,471	$71,328	$-	$-	$-	$234,799
M. Keith Weikel	$86,000	$69,471	$71,328	$-	$-	$-	$226,799
R. Sanders Williams	$76,000	$69,471	$71,328	$-	$-	$-	$216,799

(1)	Includes annual retainer payments of $40,000 each. Also includes Committee Chair retainer payments of $15,000 to Ms. Anderson, $10,000 to Mr. Mittelstaedt, $10,000 to Dr. Rubenstein and $10,000 to Dr. Weikel. Mr. Mittelstaedt also received $20,000 for serving as Lead Independent Director.
(2)	Amounts represent the aggregate grant date fair value for restricted stock awards to each director in 2010. For a discussion of the assumptions made in these valuations, see Note 14 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

The aggregate number of shares of restricted stock held by each director as of December 31, 2010 was 1,934.

(3)	Amounts in the table represent the aggregate grant date fair value for stock option awards to each director in 2010. For a discussion of the assumptions made in these valuations, see Note 14 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

The aggregate number of vested and exercisable stock options held by each director as of December 31, 2010 was as follows: Ms. Anderson—7,054; Mr. Bélingard—16,365; Ms. Lane—10,445; Mr. Mac Mahon—180,758; Mr. Mittelstaedt—14,469; Dr. Rubenstein—10,152; Dr. Weikel—12,626; and Dr. Williams—5,758.

The aggregate number of unvested stock options held by each director as of December 31, 2010 was 7,334.

(4)	For Mr. Mac Mahon, includes $99,996 representing payment for his consulting services in 2010 pursuant to a consulting agreement originally entered into on July 20, 2006, and effective January 1, 2007, (in this paragraph, “Agreement”), following his retirement as President and CEO on December 31, 2006. The Agreement provided for additional services to be provided by Mr. Mac Mahon following the termination of his employment as CEO to assist the Company during a transition period. The Agreement also provided for an additional five years of age for purposes of calculating pension benefits. The Agreement had an initial term of six months up to sixteen months and could be extended by the Company for an additional sixteen months. On February 28, 2008, the Company’s Board of Directors renewed and extended this agreement effective May 1, 2008 through May 6, 2009. On May 6, 2009 the Company’s Board of Directors renewed and extended this agreement through May 12, 2010, and on May 1, 2010 the Company’s Board of Directors renewed and extended this agreement effective May 12, 2010 through the next Annual Meeting

EXECUTIVE OFFICERS

The following table sets forth as of the date hereof the Executive Officers of the Company.

Name	Age	Office
David P. King	54	President and Chief Executive Officer
James T. Boyle, Jr.	54	Executive Vice President, Chief Operating Officer
William B. Hayes	45	Executive Vice President, Chief Financial Officer, and Treasurer
Andrew S. Walton	44	Executive Vice President, Esoteric Business
Mark E. Brecher, M.D.	54	Senior Vice President, Chief Medical Officer
F. Samuel Eberts III	51	Senior Vice President, Chief Legal Officer, Secretary
Lidia L. Fonseca	42	Senior Vice President, Chief Information Officer

In addition to Mr. King who is identified above under the heading “Election of Directors,” following is information on the business experience for each of these executive officers for at least the last five years.

James T. Boyle, Jr. has served as Executive Vice President, Chief Operating Officer since October 2009. He is responsible for the day to day supervision of all operations and sales of the Company. Prior to October 2009, Mr. Boyle was Senior Vice President, Managed Care since May 2006. In December of 2008, Mr. Boyle also assumed operating responsibility for the Company’s Occupational Testing/Employer Group Services in his then current role of Senior Vice President of Managed Care/OTS. Mr. Boyle previously held the position of Vice President of Managed Care from August 2004 to May 2006. Prior to that Mr. Boyle was the Director of Litigation and Assistant General Counsel from 1999 to 2004. Prior to joining the Company in 1999, Mr. Boyle was engaged in the private practice of law for more than 15 years, specializing in litigation.

William B. Hayes has served as Executive Vice President, Chief Financial Officer and Treasurer since June 2005. Mr. Hayes served as Senior Vice President, Investor Relations from July 2004 to June 2005. Prior to this date, Mr. Hayes was Senior Vice President, Finance since 2000. Mr. Hayes is responsible for the day-to-day supervision of the finance and billing functions of the Company and operating responsibility for the Genzyme Genetics business. Prior to joining the Company in 1996, Mr. Hayes was in the audit department at KPMG LLP for 9 years.

Andrew S. Walton has served as Executive Vice President, Esoteric Business since October 2009. Mr. Walton has operating responsibility for the Company’s esoteric business units including National Genetics Institute, Viro-Med, Endocrine Sciences, Colorado Coagulation, Litholink, Monogram, and the Center for Esoteric Testing. Mr. Walton served as Executive Vice President, Strategic Planning and Corporate Development from January 2007 to October 2009, Senior Vice President, Chief Information Officer of the Company from May 2006 to May 2008, and Vice President of Strategic Planning from May 2005 to May 2006. Prior to joining the Company in 2005, Mr. Walton was a partner at Subsidium Health Advisors, a health care consultancy, from 2002 to 2005.

Mark E. Brecher joined the Company in March 2009 as Senior Vice President, Chief Medical Officer. Prior to joining the Company, Dr. Brecher served as Vice Chair of the Department of Pathology and Laboratory Medicine at the McLendon Clinical Laboratories, University of North Carolina Hospitals from July 2006 to February 2009. From July 2003 to July 2006, Dr. Brecher was the Acting Director of the Laboratory Information Systems and the Director of Clinical Pathology. Dr. Brecher is a member of the editorial boards of Transfusion and Blood Therapies in Medicine and is an associate editor of the Journal of Clinical Apheresis. He is the immediate past chair of the Department of Health and Human Services Advisory Committee on Blood Safety and Availability and a past president of the American Society for Apheresis.

F. Samuel Eberts III has served as Senior Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer since January 1, 2009. Prior to that time he served as Senior Vice President, General Counsel since August 2004. Prior to joining the Company, he was Vice President, Secretary, and General Counsel of

Stepan Company. Before joining Stepan Company, he was Assistant General Counsel for Cardinal Health, Inc. from 1998 to 2001 and Associate General Counsel for Allegiance Healthcare Corporation (Allegiance Healthcare Corporation was purchased by Cardinal Health in 1998). Prior to that time he was Chief Counsel of the Biotech North America division of Baxter International Inc.

Lidia L. Fonseca joined the Company in May 2008 as Senior Vice President, Chief Information Officer. Prior to joining the Company she served as Executive Vice President Global Operations and Technology at Synarc Inc. from 2005 to early 2008. Prior to Synarc, Ms. Fonseca worked at Philips Medical Systems from 1997 to 2005 in various roles including, the global CIO for Phillips Medical Systems and Vice President Supply Chain Management in the Nuclear Medicine Division from 2003-2005, managing the various factories to production and materials levels, and logistics operations.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview. Laboratory Corporation of America Holdings is one of the largest independent diagnostic clinical laboratories in the world. The Company operates in a highly competitive environment. The Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business and pay them in such a way that their interests are aligned with the long-term interests of the Company’s stockholders.

The main elements of the Company’s compensation program are base salary, annual cash bonus and long-term equity incentive awards. The Company benchmarks the compensation of the Company’s named executive officers using published compensation survey data and against a peer group composed of 16 health care companies that are similar in size and revenues to the Company. For the Company’s named executive officers, the Company targets base salary in the 50th percentile for comparable positions in the Company’s peer group. When the Company meets the established corporate performance targets, the Company aims to provide total cash compensation (base salary and cash bonus) in the 50th percentile of the Company’s peer group and total direct compensation (base salary, cash bonus and equity awards) in the 50th to 75th percentile of the Company’s peer group.

The Company believes that its executive pay is reasonable and provides appropriate incentives to the Company’s executives to achieve the Company’s financial and strategic goals without encouraging them to take excessive risks in their business decisions. The Company regularly evaluates major risks to the Company’s business, including how risks taken by management could impact the value of executive compensation. In addition, in 2010, the Company continued its practice of awarding long-term incentive compensation using stock options, restricted stock and performance awards. By using these different types of long-term incentives, the Company focuses its executives on multiple measures of performance (including revenue and earnings per share) over a multiple year period, and aligns the interests of those executives with the Company’s stockholders.

The Company’s executive compensation program also contains a number of features that enhance the alignment of the interests of the Company’s executive officers and the Company’s stockholders, such as:

•	the Company’s annual bonus plan does not provide payment without achievement of performance goals, regardless of whether the failure to achieve performance goals was outside of management’s control;

•	there is a cap on the annual bonus opportunity even for extraordinary performance so that executives are not provided incentives to take inappropriate risks;

•	all executive officers must meet significant stock ownership requirements that increase with their level of responsibility within the Company;

•

the Company prohibits profiting from short-term speculative swings in the value of the Company’s stock, including, but not limited to, “short sales”, “put” and “call” options, and hedging transactions;

•	limited perquisites, which were largely eliminated for 2011;

•	there are no employment agreements with the Company’s executive officers, meaning there are no “guaranteed” levels of base salary, bonus or other forms of compensation; and

•

the Master Senior Executive Severance Plan that provides financial protection for the Company’s executives in circumstances involving a change in control is a “double trigger” plan, requiring termination following a change in control for severance payments to become due, and no longer provides for tax gross-up payments.

2010 Financial and Business Performance. In 2010, the Company met or exceeded a number of significant performance goals, growing revenue by 6.6 percent and adjusted earnings per share by 13.5 percent. The Company also achieved other significant financial and operational improvements, including an increase in free cash flow, a decrease in bad debt as a percentage of sales, an increase of testing volume of 0.1 percent and an increase in revenue per requisition of 6.4 percent. The leadership and discipline of the Company’s management team contributed heavily to the Company’s performance in 2010. Mr. King and the other named executive officers demonstrated solid execution of the Company’s strategic plan and achieved significant operational goals during 2010. The Company used its free cash flow to make acquisitions that enhanced the Company’s test menu and expanded the Company’s geographic footprint. In addition to the acquisition of Genzyme Genetics, the Company completed 15 other acquisitions including collaborative relationships, further expanding the Company’s presence both within and outside the United States. The Company continued to increase efficiency by optimizing the business to maintain its low cost structure. The Company also continued to excel in scientific innovation, bringing new assays to the market for infectious disease, reproductive genetics and oncology. These financial and operational achievements are reflected in the earnings of the Company’s executives under the Company’s Management Incentive Bonus Plan (the “MIB Plan”). As shown below, most of the Company’s financial goals under the MIB Plan were achieved at or above “target.” In addition, each named executive officer generally met or exceeded his individual performance goals. As a result, each of the Company’s named executive officers received MIB Plan payouts in excess of the target levels, ranging from 125% to 148% of target goal, reflecting the Company’s philosophy that compensation should be directly tied to company and individual performance achievements.

The Company believes that this strong performance builds a solid foundation for future growth. The Company further believes that management’s disciplined execution of the strategic plan has contributed significantly to the performance of the share price in recent years. In 2010, the Company’s stock price increased by 17.5%, creating over $1.5 billion in shareholder value.

The Company’s common stock is traded on the New York Stock Exchange, Inc. (the “NYSE”). The graph below shows the cumulative total return assuming an investment of $100 on December 31, 2005 in each of the Company’s common stock, the Standard & Poor’s (the “S&P”) Composite-500 Stock Index, the S&P 400 Health Care Index and that all dividends were reinvested.

Company / Index	Dec05	Dec06	Dec07	Dec08	Dec09	Dec10
Laboratory Corporation of America Holdings	100	136.43	140.26	119.61	138.98	163.27
S&P 500 Index	100	115.79	122.16	76.96	97.33	111.99
S&P 400 Health Care Index	100	99.03	111.61	74.63	100.87	124.09

Compensation Philosophy and Objectives. The Company’s executive compensation philosophy is to pay for performance by rewarding the achievement and surpassing of specific short-term and long-term operational and strategic goals. The Company believes that through an effective executive compensation program, the Company can attract and retain talented employees who will sustain the Company’s financial performance and continue creation of shareholder value.

To execute the Company’s compensation philosophy and keep management and shareholder interests aligned, the Company adheres to the following principles:

•	variable compensation should comprise a significant part of an executive’s total compensation, with the percentage at-risk highest for the executive officers;

•	the size and the realizable values of compensation awards provided to executive officers should vary significantly with performance achievements;

•	an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders;

•	compensation opportunities for executive officers must be evaluated against those offered by companies in similar industries and similar in size and scope of operations; and

•	differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

Compensation Review. At the request of the Compensation Committee, a review of competitive total compensation was conducted by the Company’s compensation consultant, Frederic W. Cook & Co., Inc. at the end of 2009 to ensure market competitiveness, consistency with emerging best practices, support of the business strategy and continued alignment with the interests of the Company’s stockholders. Frederic W. Cook & Co., Inc. reviewed salary, annual incentives and long-term incentives for the proxy officers at the publicly traded peer companies and used national survey data for executives for which there was insufficient comparable information included in the peer company proxy statements. The competitive review indicated that executive cash compensation was significantly below the peer companies and national salary data despite superior corporate performance. To address the disparity, the Committee adjusted executive compensation targets for 2010 to reflect the competitive market, the executive’s responsibilities and the current economic environment.

Benchmarking. The Company uses an assessment of pay practices and levels among certain groups of public companies that have been identified as compensation peers as a key reference in determining the base salary, total target cash compensation (i.e., base salary plus target annual cash incentive pay) and total direct compensation of the Company’s executive officers. The peer group was developed by the Compensation Committee, with input from its independent compensation consultant, to include public companies in the health care services industry that are of similar size and scope to the Company and that engage in diagnostics, genomic research, and/or distribution and logistics. The peer group used in 2010 remained the same as that in 2009, with the exception of the removal of Amgen and Medtronic due to their variance in size compared to the Company, and the inclusion of DaVita Inc. and Life Technologies (formerly Invitrogen). The companies included in the 2010 comparative peer group were:

• Agilent Technologies, Inc.	• DaVita Inc.	• Omnicare, Inc.
• Beckman Coulter, Inc.	• Express Scripts, Inc.	• Owens & Minor, Inc.
• Becton, Dickinson & Company	• Genzyme Corporation	• Quest Diagnostics Incorporated
• Biogen Idec Inc.	• Life Technologies Corporation	• St. Jude Medical, Inc.
• Boston Scientific Corporation	• Millipore Corporation	• Stryker Corporation
• Covance Inc.

Compensation Committee Process and Input of Executive Officers. On an annual basis, the Compensation Committee reviews the elements of executive compensation (base salary, annual cash incentive pay and long-term incentive opportunities), reviews any recommendations of the compensation consultant, and determines the manner in which it will make compensation decisions for the year. Mr. King, after consultation with the Chairman of the Compensation Committee, is invited to provide input on the Compensation Committee’s executive compensation decisions, as well as propose awards for the other executive officers based on his assessment of past and expected individual performance and contribution. This input from Mr. King is then taken into consideration by the Compensation Committee’s consultant and the Compensation Committee. Mr. King also makes recommendations for the performance goals and allocations in the MIB Plans for the executive officers. In addition, other members of management may interact with Mr. King, the compensation consultant or the Compensation Committee.

Elements of Compensation. The compensation earned by the Company’s named executive officers in 2010 was a mix of base salary, annual cash incentives, and long-term equity in the form of stock options, restricted stock, and performance shares.

Base Salary. As discussed above, while a significant portion of compensation paid to the Company’s executive officers, including named executive officers, is variable and tied to performance, the Company must pay competitive base salaries to retain its executive talent and provide an appropriate level of immediately available compensation. In 2010, base salary was targeted close to median of the peer group to ensure competitiveness as well as appropriateness given the performance, role and responsibilities of each executive officer. While the Compensation Committee targets salary levels of the executive officers close to the median of the peer group, it retains the flexibility to adjust individual compensation to take into account variations in the individual’s job experience and responsibility, as reviewed and recommended to the Committee by Mr. King. Annual changes in base salaries are determined using several factors including the peer group’s practices, the Company’s performance, the individual’s performance, increases in cost of living indices and increases for the general population of Company employees.

The Company believes that base salaries for its executives are generally conservative compared to the peer group. In considering an increase to Mr. King’s base salary for 2010, the Compensation Committee took into account that Mr. King’s 2009 base salary was below the 25th percentile of the peer group. Mr. King’s 2010 base salary reflects the Committee’s determination to adjust, over a period of time, his base salary to be competitive with the peer group. Mr. King’s base salary was increased 10.8% in 2010 and after this adjustment his base salary remained below the median of the peer group. Mr. King recommended increases for other Company executives based on the factors set forth above ranging from 0% to 5%. Because base salary increases are not effective until the compensation year is underway, normally March 1st of each year, the effect of any increase is not fully reflected in the information included in the “Summary Compensation Table” below but instead has an impact in two reporting years.

Annual Cash Incentive Pay. The MIB Plan is designed to compensate the named executive officers for achieving in-year goals that further the Company’s strategy and create shareholder value. The MIB Plan is designed to provide additional compensation when superior results are achieved. The MIB Plan includes the named executive officers, all of the other executive officers and approximately 500 other key employees. For 2010, each named executive officer’s target award was expressed as a percentage of his base salary. Target MIB Plan award amounts were structured so that target total cash compensation approximated the median percentile of the peer group, resulting in a range for the named executive officers of 85% to 150% of base salary.

Under the MIB Plan, achievement of goals at the threshold level generally pays at 50% of the target amount, achievement of goals at the target level pays at 100%, and achievement of goals at the superior level generally pays at 150% of the target. If the actual performance measures fall between either the threshold and target levels or the target and superior levels, the payouts are pro-rated accordingly. If the threshold level of performance was not achieved for a given performance goal, the payout for that goal would have been zero. In 2010, a superior level of achievement for the adjusted earnings per share goal (“Adjusted EPS”) made each named executive officer eligible for 200% of the target related to that measure. For certain goals, failure to achieve performance at the target level would result in no payout for that measure. This would be true if a goal had a yes/no outcome (i.e., the goal was either achieved, a “yes” outcome earning a 100% target payment or was not achieved, resulting in a 0% payment).

For 2010, each of the named executive officers had two goals in common with the other named executive officers and a selection of individual goals. The goals common to each named executive officer were revenue and Adjusted EPS, with each representing 25% of the target amount. Revenue and Adjusted EPS were used for these common goals because they are the top-line and bottom-line measures used by the Company and the investment community to evaluate the Company’s success. The performance measures used for the goals for the remaining 50% of the target amount, take into account the specific areas of focus for the executive and the area of the Company’s operations over which the executive exercises more control than the other named executive officers. The performance measures and targets selected for the performance goals for the named executive officers for 2010 focused on tying individual rewards performance in those areas which the executive has the most influence and therefore contribute to the overall success of the Company. Performance goals are evaluated and typically change annually to reflect the financial and operational priorities of the Company. For example, in 2011, the performance measures will include ROIC, or return on invested capital.

In addition to the revenue and Adjusted EPS goals, a number of the performance goals for 2010 are also financial, such as free cash flow, bad debt, adjusted operating income as a percentage of net sales and operating income from selected business units. The threshold, target and superior goals for revenue, Adjusted EPS and these other financial performance measures were based on various outcomes considered by the Compensation Committee, with the target amounts most closely approximating the Company’s operating budget. Because annual targets for performance goals are set at levels based on the Company’s expected financial performance for the year and business opportunities in the clinical laboratory industry, the Compensation Committee believes that paying at 150% of a performance measure’s target for the named executive officers for superior performance provides appropriate incentive to achieve outcomes clearly exceeding target expectations. The Compensation Committee further believes that threshold amounts represent sufficient performance to warrant incentive compensation and that a 50% potential payout is appropriate. For those individual goals that have a “yes/no” outcome, there is no threshold level of performance and no separate superior level of performance, and the goal is set based on the Compensation Committee’s determination that the individual goal is important to achieving the Company’s operational goals for the year. Performance levels are determined annually by the Compensation Committee based upon its collective experience and reasoned business judgment. The Compensation Committee determines the performance measures, performance targets and allocation for Mr. King. In turn, the Committee has delegated to Mr. King the responsibility of determining the incentive plans for each of the other named executive officers, using substantially the same Company targets established by the Compensation Committee.

The 2010 goals that were common for each of the named executive officers were:

•	Revenue—$4.67 billion would pay at threshold, $4.89 billion would pay at target and $5.12 billion would pay at the superior level.

•

Adjusted EPS—$5.35 would pay at threshold, $5.46 would pay at target and $5.55 would pay at the superior level. Adjusted EPS represents GAAP diluted earnings per share, adjusted for restructuring and other special charges, as disclosed in the Company’s quarterly earnings releases filed on Form 8-K.

The goals and bonus targets for each named executive officer in 2010 are discussed below. In measuring the success of the named executive officers, the financial performance measures are compared to actual results. For each named executive officer, the charts below show the following: the total target bonus opportunity; the goals, as well as the allocation of the target bonus among those goals; the payout for each goal at varying levels of achievement; and the actual payment for each goal, which reflects the level of achievement relative to the threshold, target, and superior bonus measures. For example, each of the named executive officers achieved above target but below superior performance for the revenue goal and superior performance for the Adjusted EPS goal. The achievement of performance measures that are not financially based is determined by the Committee in its discretion, after discussion with Mr. King.

As Chief Executive Officer, Mr. King’s individual goals for 2010 were focused on the importance of executing key elements of the Company’s strategic plan. As a result of the achievements reflected in the table below, Mr. King’s earned annual bonus payment was approximately 141% of his 2010 target goal.

David P. King

Base Salary	Target Bonus		Allocation by Goal		Bonus Opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	Threshold	Target	Superior	Actual Payout
$900,000	150%	$1,350,000	25%	Revenue	$168,750	$337,500	$506,250	$417,675
			25%	Adjusted EPS	$168,750	$337,500	$675,000	$675,000
			20%	Acquisition Revenue(1)	$135,000	$270,000	$405,000	$405,000
			15%	Development of Contingency Plans		$202,500	$202,500	$202,500
			10%	Lab Services Delivery		$135,000	$135,000	$135,000
			5%	Development of Succession Plan		$67,500	$67,500	$67,500
			100%	Total	$472,500	$1,350,000	$1,991,250	$1,902,675

(1)

The acquisition revenue targets were determined by the Compensation Committee based on the level of acquisition revenue necessary to achieve the outcomes in the Company’s operating plans. When setting the goals, the Compensation Committee believed that the threshold, target and superior levels were set to generally provide the same degree of difficulty as achieving the comparable levels for the Company’s other financial goals.

As Chief Operating Officer, Mr. Boyle’s individual goals for 2010 were based on operational matters in line with his major responsibilities. As a result of the achievements reflected in the table below, Mr. Boyle’s earned annual bonus payment was approximately 125% of his 2010 target goal.

James T. Boyle

Base Salary	Target Bonus		Allocation by Goal		Bonus Opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	Threshold	Target	Superior	Actual Payout
$450,000	125%	$562,500	25%	Revenue	$70,313	$140,625	$210,938	$174,032
			25%	Adjusted EPS	$70,313	$140,625	$281,250	$281,250
			20%	Adjusted Operating Income Percentage(1)	$56,250	$112,500	$168,750	$78,750
			20%	Sales Force Integration		$112,500	$112,500	$112,500
			10%	Company Process Efficiency Enhancements		$56,250	$56,250	$56,250
			100%	Total	$196,876	$562,500	$829,688	$702,782

(1)

Adjusted operating income percentage is determined by excluding from the calculation of operating income as a percentage of net sales, bad debt, operating income from the Company’s Canadian subsidiary, Gamma; along with those restructuring and other special charges that are excluded in the Company’s presentation of adjusted operating income in its earnings releases. When setting the goals, the Compensation Committee believed that the threshold, target and superior levels were set to generally provide the same degree of difficulty as achieving the comparable levels for the Company’s other financial goals.

As Chief Financial Officer, Mr. Hayes’ individual goals for 2010 were based on his responsibility for financial management, as well as his responsibility for completing certain strategic acquisitions. As a result of the achievements reflected in the table below, Mr. Hayes earned an annual bonus payment that was approximately 134% of his target goal.

William B. Hayes

Base Salary	Target Bonus		Allocation by Goal		Bonus Opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	Threshold	Target	Superior	Actual Payout
$440,160	100%	$440,160	25%	Revenue	$55,020	$110,040	$165,060	$136,181
			25%	Adjusted EPS	$55,020	$110,040	$220,080	$220,080
			20%	Free Cash Flow(1)	$44,016	$88,032	$132,048	$113,757
			20%	Bad Debt(2)	$44,016	$88,032	$132,048	$119,472
			10%	Complete Certain Strategic Acquisitions(3)	$22,008	$44,016	$66,024	$0
			100%	Total	$220,080	$440,160	$715,260	$589,490

(1)

Free cash flow performance levels provided that $700 million would pay at threshold, $747 million would pay at target and $794 million would pay at the superior. This measure generally provided the same degree of difficulty as achieving the comparable levels for the other performance measures.

(2)

Bad debt performance levels provided that 5.30% of sales would pay at threshold, 5.03% of sales would pay at target and 4.75% of sales would pay at the superior level. This measure generally provided the same degree of difficulty as achieving the comparable levels for the other performance measures.

(3)

This goal was based on the achievement of closing a strategic acquisition. This measure generally provided the same degree of difficulty as achieving the comparable levels for the other performance measures.

As Chief Scientific Officer, Dr. Conrad’s individual goals for 2010 were based on areas in which his scientific leadership was important. As a result of the achievements reflected in the table below, Dr. Conrad earned an annual bonus payment that was approximately 148% of his target goal.

Andrew J. Conrad

Base Salary	Target Bonus		Allocation by Goal		Bonus Opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	Threshold	Target	Superior	Actual Payout
$426,400	85%	$362,440	25%	Revenue	$45,305	$90,610	$135,915	$112,135
			25%	Adjusted EPS	$45,305	$90,610	$181,220	$181,220
			20%	Acquisition Revenue(1)	$36,244	$72,488	$108,732	$108,732
			15%	Operating Income from Clinical Trials(2)	$27,183	$54,366	$81,549	$81,549
			15%	Demonstration of Scientific Leadership (including 3 substantial academic projects and increased publications by LabCorp scientists)		$54,366	$54,366	$54,366
			100%	Total	$154,037	$362,440	$561,782	$538,002

(1)	Discussed above in Mr. King’s chart.
(2)

Operating income from clinical trials was determined based on the levels viewed as necessary to achieve the outcomes in the Company’s operations plan. When setting the goals, the threshold, target and superior levels were set to generally provide the same degree of difficulty as achieving the comparable levels for the Company’s other financial goals.

As Executive Vice President, Esoteric Business, Mr. Walton’s individual goals were based on his responsibility for the Company’s esoteric business initiatives. As a result of the achievements reflected in the table below, Mr. Walton earned an annual bonus payment that was approximately 139% of his target goal.

Andrew S. Walton

Base Salary	Target Bonus		Allocation by Goal		Bonus Opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	Threshold	Target	Superior	Actual Payout
$349,440	85%	$297,024	25%	Revenue	$37,128	$74,256	$111,384	$91,896
			25%	Adjusted EPS	$37,128	$74,256	$148,512	$148,512
			20%	Operating Income – Esoteric Business Units(1)	$29,702	$59,405	$89,107	$83,167
			20%	Integration of the acquisition of Monogram Biosciences		$59,405	$59,405	$59,405
			10%	Sales Planning		$29,702	$29,702	$29,702
			100%	Total	$103,958	$297,024	$438,110	$412,682

(1)

Operating income esoteric business units was determined based on the levels viewed as necessary to achieve the outcomes in the Company’s operations plan. When setting the goals, the threshold, target and superior levels were set to generally provide the same degree of difficulty as achieving the comparable levels for the other Company’s financial goals.

Long-Term Incentive Compensation. In 2010, the Company continued its practice of using stock options, restricted stock and performance share awards. The Compensation Committee believes that a balanced program using these three award types achieves all of the following:

•	rewards stock-price growth, particularly through the use of stock options;

•	delivers performance-based, “at-risk” compensation through performance shares;

•	ensures longer-term business focus through the use of multi-year operational performance goals to determine the number of performance awards ultimately earned;

•	provides necessary retention features through multi-year vesting and the use of restricted stock;

•	aligns the executive officers, including the named executive officers, with the interests of all stockholders; and

•	aligns with emerging practices of the market that emphasize a balanced portfolio approach to long-term incentive compensation (“LTI”).

Award values for 2010 were determined so that total direct compensation levels approximated the 75th percentile of the peer group. This level was selected based on the Company’s desire to attract and retain executive talent, and its performance results compared to its peer group.

In 2010, the target allocation of the total LTI value was 40% nonqualified stock options, 20% restricted stock and 40% performance share awards, consistent with the award mix used for 2009. The allocation is based on a Black-Scholes valuation (using an average share price for the 10 days preceding the grant date) for the stock options and the grant date fair value for the restricted stock and the performance share awards.

Targets for the 2010 performance awards were established by the Compensation Committee and are based on Company growth in EPS and revenue (weighted 70% on EPS growth and 30% on revenue growth) during the three-year performance period which began January 1, 2010 and ends December 31, 2012, with growth measured as compared to December 31, 2009. EPS growth was selected as a target because of its close alignment with shareholder value. Revenue growth was selected based on the importance of this measure to the market price of the Company’s stock. The number of performance shares that can be earned ranges from 0% to 175% of the target shares, with threshold, target and superior measures set at 50%, 100% and 175% of the performance shares awarded, respectively. Achievement of amounts between the measures are pro-rated based on the level of performance. Failure to achieve threshold would result in the executives receiving no performance shares for the period in question. The Compensation Committee believes that the EPS and revenue goals at the target level are realistically achievable but would represent a level of performance that would result in significant return to stockholders.

An additional performance award was granted to Mr. Boyle in December 2010 to recognize Mr. Boyle’s position as Chief Operating Officer and align his long-term incentive compensation with the objective to deliver total direct compensation approximating the 75th percentile of the peer group. Prior to this award, Mr. Boyle’s total direct compensation was significantly below this target, largely due to a relatively small 2009 performance award grant that he was granted before he became Chief Operating Officer. This one-time performance award grant is structured similarly to the other 2010 performance awards, except that the award is for the one-year period ended December 31, 2011 and the award is designed to reflect the 2009 performance award metrics of Company growth in EPS and Sales.

The stock options and restricted stock awards granted to the named executive officers vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date. The stock options, if unexercised, will expire ten years from the date of grant, subject to their earlier termination. The Compensation Committee believes that these terms aid in retention and, based on advice from Frederic W. Cook & Co., Inc., are competitive with common practices among the Company’s peer group.

Equity Grant Practices. Generally, the Compensation Committee approves equity grants at the beginning of the year in connection with a regularly scheduled Compensation Committee meeting. The Company is currently using its 2008 Stock Incentive Plan (“Stock Plan”) for awards, which was approved at the 2008 Annual Meeting of Stockholders to replace the 2000 Stock Incentive Plan. Under the Stock Plan, the grant date of an option award is the date the Compensation Committee approves the award and the exercise price is based on the closing market price on the grant date. The Company prohibits repricing of stock options without stockholder approval.

Stock Ownership Guidelines. The Board believes that by holding an equity position in the Company, senior management demonstrates its commitment to and belief in the long-term success of the Company. Pursuant to the executive stock ownership program, each named executive officer must acquire and maintain a level of ownership in the Company’s common stock equivalent to a number of shares having a value that is a multiple of that executive’s base salary using the salary and stock price as of the date he or she became subject to the stock ownership level. This level will be adjusted if the executive’s position changes and the new position has a different ownership requirement. Once an executive satisfies the stock ownership requirement, the executive will not be required to purchase or acquire additional shares to meet the requirement due solely to a decrease in the common stock price. The ownership requirements for each position are: (i) four times base salary for the Chief Executive Officer, (ii) two times base salary for the Company’s Executive Vice Presidents, and (iii) one time base salary for other selected officers. Until the ownership requirement is met, an executive is required to hold 50% of any shares of Company stock acquired upon the lapse of restrictions on any stock grant and upon the exercise of stock options, net of taxes and shares used to pay the exercise price. If an executive fails to meet or show progress towards satisfying these requirements, the Compensation Committee may reduce future equity grants or other incentive compensation for that executive. Once an executive reaches the age of 62, the ownership requirement is reduced by 50%, and once an executive reaches the age of 64, the ownership requirement is reduced by 75%.

Perquisites. The Compensation Committee believes the perquisites that have historically been offered are conservative. These perquisites are necessary to attract and retain the Company’s executive talent and are competitive and consistent with the Company’s overall executive compensation objectives. In 2010, these perquisites included: an annual car allowance, financial counseling, long-term disability insurance, personal liability insurance, health checkup allowance, home security system allowance and club membership allowance. Beginning in 2011, the Compensation Committee eliminated certain perquisites for the named executive officers that were not considered consistent with emerging compensation practices, which resulted in discontinuing the annual car allowance, home security system allowance and club membership allowance. The Compensation Committee determined that financial counseling, long-term disability and personal liability insurance and a health check-up allowance were appropriate to continue because these benefits help ensure that the Company’s named executive officers maintain appropriate fiscal and physical health, which contributes to stable executive leadership for the Company. The aggregate value of these perquisites for 2011 is approximately $20,372 for Mr. King and approximately $17,490 for the other named executive officers. While the Compensation Committee believes that the remaining perquisites are conservative and provide unique benefits to the Company, tax gross-up payments associated with these perquisites have been eliminated for 2011. For more information on perquisites in 2010, including the valuation and amounts, see the “Summary Compensation Table” below.

Hedging Transactions. The Company maintains an Insider Trading Policy that prohibits executive officers and key employees from profiting from short-term speculative swings in the value of the Company’s stock, including, but not limited to, “short sales”, “put” and “call” options, and hedging transactions.

Termination and Change-in-Control Payments. The Company has had a severance plan in place since 1996 that provides participants financial protection in circumstances involving a qualifying termination, with a higher level of payment if the qualifying termination occurred within 3 years of a change in control (a “double trigger”). The severance plans are comprised of the Amended and Restated Master Senior Executive Severance Plan (the “Amended and Restated Severance Plan”) and a Master Senior Executive Change-in-Control Severance Plan (the “Change-in-Control Plan”). The Company originally adopted the severance plans to provide a competitive benefit necessary to attract and retain executive officers, and so that in the context of a change in control the executive would consider corporate actions that would benefit stockholders without regard to personal finances.

The Company has amended the severance plans to bring their terms into line with current practice. The Amended and Restated Severance Plan was amended to provide for severance payments that reflect the actual performance of the executive over prior periods by basing severance payments on actual, rather than target, annual MIB Plan payments. The Change-in-Control Plan was amended to reduce the payment to executive vice presidents to two times their cash compensation. The Company has eliminated tax gross-up payments associated with change-in-control payments. For additional information on the termination and change-in-control benefits under the Amended and Restated Severance Plan and the Change-in-Control Plan, see “Potential Payments Upon Termination or Change-in-Control” at page 36.

The Stock Plan adopted at the 2008 Annual Meeting of Stockholders also contains a double trigger, which the Company believes to be appropriate in light of emerging compensation trends.

In 2004, the Board approved the Senior Executive Transition Policy (the “Transition Policy”) to reflect the belief that a strong succession planning process ensures the continued success of the Company, in anticipation of several members of the then-current management team retiring in the near future and knowing that failure to ensure a smooth transition of leadership would have an adverse effect on the Company and its stockholders. The Compensation Committee continues to believe that the Transition Policy is important to strong succession planning for the Company’s most senior positions. Eligibility requirements for the Transition Policy include, (a) being an Executive Committee member (“EC”) and designated as a participant by the CEO and the Compensation Committee, (b) having five years of service as an EC member, (c) having 10 years of service with the Company, and (d) approval from the Board of a plan that ensures a smooth and effective transition of the departing executive’s management team. Currently, the only individuals designated for participation in the Transition Policy are Messrs. King and Hayes. The eligibility requirements of the Transition Policy are designed to ensure the retention of the executive over a period of time, to provide the Company with the ability to limit participation to the most senior executives and to ensure the goal of strong succession planning. The Transition Policy also provides additional protection to the Company in the form of a non-compete and non-solicitation agreement, and the policy sets forth the treatment of long-term incentive awards made under the Company’s stock incentive plans in the event of a voluntary termination before age 65.

Deferred Compensation Program. In 2001, the Board of Directors approved the Deferred Compensation Plan (“DCP”) under which certain of the Company’s executives, including the named executive officers, may elect to defer up to 100% of their annual cash incentive pay and/or up to 50% of their annual base salary subject to annual limits established by the federal government. The deferral limits were based on the Compensation Committee’s assessment of best practices at the time the DCP was established. The DCP provides executives a tax efficient strategy for retirement savings and capital accumulation without significant cost to the Company. For additional information on the DCP, see the “Nonqualified Deferred Compensation Table” and accompanying narrative below.

Retirement Plans. The Company previously adopted a supplemental retirement plan, the Pension Equalization Plan (the “PEP”) for executive officers, including the named executive officers. The PEP is an unfunded, non-contributory, non-qualified plan that was designed to provide income continuation benefits at retirement and works in conjunction with the Company’s Cash Balance Retirement Plan (the “Cash Balance Plan”), a qualified and funded defined benefit plan available to substantially all employees. The PEP was intended to provide additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Requirements of participation when the PEP was established included (a) approval of participation by the CEO, (b) being named as a Senior or Executive Vice President or operating in the capacity of one, or (c) being named as the President or CEO. Effective January 1, 2010, both the PEP and the Cash Balance Plan were frozen; no new participants will be admitted and no further service credits will be awarded to current participants.

The Company also offers a defined contribution retirement savings plan (i.e., 401(k) plan) called the Employees’ Retirement Savings Plan. Participation in this plan is available to all US-based employees, including the named executive officers. Company contribution information is reflected in the “Summary Compensation Table” below for the named executive officers.

Tax and Accounting Treatments. Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and, pursuant to IRS guidance, each of the three highest paid employees (other than the chief financial officer) of public companies to $1 million per year. The Compensation Committee has carefully considered the Company’s executive compensation program in light of the applicable tax rules. Accordingly, the 2008 Stock Incentive Plans and the Management Incentive Bonus Plan have been designed to meet the requirements of

Section 162(m). The Compensation Committee believes that tax deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of the Company. The non-deductible portion of executive compensation paid in 2010 was $850,000, which the Compensation Committee has determined to be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management pursuant to Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K (including through incorporation by reference to this proxy statement).

THE COMPENSATION COMMITTEE

M. Keith Weikel, Chairman

Kerrii B. Anderson

Jean-Luc Bélingard

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The compensation paid and amounts required to be recognized during the year ended December 31, 2010 to the Company’s named executive officers, which includes the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers serving at year-end is set forth below:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David P. King	2010	$885,333	$-	$4,040,640	$2,653,089	$1,902,675	$131,722	$59,287	$9,672,746
Chief Executive Officer	2009	$810,000	$-	$4,034,688	$2,425,833	$1,422,384	$199,040	$46,869	$8,938,814
	2008	$791,667	$160,000	$4,145,750	$2,440,888	$605,674	$107,225	$45,751	$8,296,955

James T. Boyle	2010	$450,000	$-	$1,725,175	$852,393	$702,782	$66,044	$64,488	$3,860,882
Chief Operating Officer

Andrew J. Conrad	2010	$423,667	$-	$820,755	$541,695	$538,002	$-	$26,247	$2,350,366
Executive Vice President, Chief Scientific Officer

William B. Hayes	2010	$436,800	$-	$1,367,925	$901,024	$589,490	$96,199	$52,331	$3,443,769
Executive Vice	2009	$419,333	$-	$1,476,984	$887,524	$577,496	$93,978	$46,094	$3,501,409
President and Chief Financial Officer	2008	$413,333	$55,000	$1,529,500	$900,522	$87,336	$36,946	$45,764	$3,068,401

Andrew S. Walton	2010	$347,200	$-	$750,605	$491,713	$412,682	$24,916	$50,799	$2,077,915
Executive Vice President	2009	$335,000	$24,750	$768,512	$461,785	$290,077	$26,860	$43,474	$1,950,458

(1)	Values reflect the amounts actually paid to the named executive officers in each year. Base salary adjustments, if any, occur in February of each year, are not retroactive to the beginning of the year and are normally effective on March 1.
(2)	Represents the amounts paid as discretionary bonuses for 2008. In 2009, Mr. Walton was paid a discretionary bonus in connection with the completion of a specific strategic acquisition.
(3)	Represents the aggregate grant date fair value of restricted and performance awards for each named executive officer during each respective year. Performance awards included in the above totals are valued assuming achievement at target. The value of restricted and performance awards assuming maximum achievement of performance awards is as follows: 2010 grants—Mr. King-$6,060,960; Mr. Boyle-$2,692,859; Mr. Conrad-$1,231,133; Mr. Hayes-$2,051,888; and Mr. Walton-$1,124,154. 2009 grants—Mr. King-$6,052,032; Mr. Hayes-$2,215,476; and Mr. Walton $1,151,267. 2008 grants—Mr. King-$6,216,613 and Mr. Hayes-$2,296,263.
(4)	Represents the amounts earned by each named executive officer during 2010 pursuant to the Company’s MIB Plan. For additional information on these awards for 2010, see the “Grants of Plan-Based Awards Table” below and the “Compensation Discussion & Analysis—Annual Cash Incentive Pay” above.
(5)	Represents solely the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Company’s pension plans from December 31, 2007 to December 31, 2008; December 31, 2008 to December 31, 2009 and December 31, 2009 to December 31, 2010 respectively. For the assumptions made in the 2010 valuations, see Note 16 to the Company’s audited financial statements included within its Annual Report on Form 10-K. These assumptions change from year to year to reflect current market conditions.
(6)	Includes the actual value and the gross up value, as applicable, of the following perquisites: financial services, executive long-term disability premiums, car allowance, personal liability insurance premiums, annual physical, club membership, and security monitoring of home. Also includes Company 401(k) contributions.
Financial	services amounts are based on the actual amounts paid by the Company to its third party vendor for financial planning services. Club membership reimbursements range from $2,000 to $6,000 depending on the executive level. Use of the corporate jet is provided by the Company to the named executive officers for both business and personal trips; however, personal use of the corporate jet is strongly discouraged. The incremental cost to the Company of any personal use of the corporate jet would be included in the All Other Compensation column of the Summary Compensation Table; however, in 2008, 2009 and 2010 none of the named executive officers had any personal use of the corporate jet.

The table below details the perquisites including those that exceeded 10% of the total perquisites offered to the named executive officer during 2010, plus the Company contributions into each executive’s 401(k) account during 2010 and the total of any tax gross-ups on perquisites, as applicable.

Name	Year	Financial Services (b)	Long Term Disability (b)	Car Allowance (a, c)	Personal Liability Insurance (b)	Annual Physical (b)	Club Membership (a, b)	Security Monitoring (a, b)	Company-paid 401-K	Tax Gross-up (d)
David P. King	2010	$15,308	$4,620	$14,400	$1,032	$-	$730	$3,601	$7,350	$12,246
James T. Boyle	2010	$22,737	$3,850	$12,000	$707	$-	$4,870	$1,570	$7,350	$11,403
Andrew J. Conrad	2010	$-	$3,734	$12,000	$707	$-	$-	$185	$7,350	$2,271
William B. Hayes	2010	$14,957	$3,850	$12,000	$707	$-	$4,310	$-	$7,350	$9,157
Andrew S. Walton	2010	$15,486	$3,793	$12,000	$707	$-	$4,000	$-	$7,350	$7,463

(a)	Eliminated as of January 1, 2011.
(b)	In 2010, the Company grossed-up the value of these services to cover the taxes on these expenses. The amounts reflected for these services represent the actual cost of the perquisite.
(c)	Reflects actual pre-tax amount paid to the executive for car allowance. Taxes and withholding are deducted from the amount shown in this column.
(d)	Represents the total gross-up for all perquisites offered to the named executive officer during 2010. Tax gross-ups were eliminated as of January 1, 2011.

GRANTS OF PLAN-BASED AWARDS

During 2010, the following stock option, restricted stock, performance share awards, and annual cash incentive awards pursuant to the Management Incentive Bonus Plan (“MIB Plan”) were made to the named executive officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
David P. King	Restricted Stock	2/9/10							19,200			$1,346,880
	Performance Shares	2/9/10				19,200	38,400	67,200				$2,693,760
	Options	2/9/10								196,400	$70.15	$2,653,089
	MIB Plan	3/31/10	$472,500	$1,350,000	$1,991,250
James T. Boyle	Restricted Stock	2/9/10							6,200			$434,930
	Performance Shares	2/9/10				6,150	12,300	21,525				$862,845
		12/1/10				2,500	5,000	8,750				$427,400
	Options	2/9/10								63,100	$70.15	$852,393
	MIB Plan	3/31/10	$196,876	$562,500	$829,688
Andrew J. Conrad	Restricted Stock	2/9/10							3,900			$273,585
	Performance Shares	2/9/10				3,900	7,800	13,650				$547,170
	Options	2/9/10								40,100	$70.15	$541,695
	MIB Plan	3/31/10	$154,037	$362,440	$561,782
William B. Hayes	Restricted Stock	2/9/10							6,500			$455,975
	Performance Shares	2/9/10				6,500	13,000	22,750				$911,950
	Options	2/9/10								66,700	$70.15	$901,024
	MIB Plan	3/31/10	$220,080	$440,160	$715,260
Andrew S. Walton	Restricted Stock	2/9/10							3,600			$252,540
	Performance Shares	2/9/10				3,550	7,100	12,425				$498,065
	Options	2/9/10								36,400	$70.15	$491,713
	MIB Plan	3/31/10	$103,958	$297,024	$438,110

(1)	Amounts represent the possible payouts pursuant to the MIB Plan as established by the Compensation Committee in February 2010. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above. For a discussion of the performance criteria applicable to these awards, see the “Compensation Discussion and Analysis—Annual Cash Incentive Pay” above.
(2)	Amounts represent potential shares to be earned under the performance share awards. The performance share awards vest at the end of three years provided that certain performance metrics are met. For a discussion of the performance criteria applicable to these awards, see the “Compensation Discussion and Analysis—Long Term Incentive Equity Awards” above.
(3)	Amounts represent restricted stock awards which vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(4)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(5)	The amounts shown in this column represent the full grant date fair market value of restricted stock, performance share and option awards as computed in accordance with accounting standards for stock based compensation. The amount shown in this column will likely vary from the amount actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the satisfaction or failure to meet any performance criteria, the timing of any exercise or sale of shares, and the price of the Company’s common stock. The value for stock options is calculated using the Black-Scholes option pricing model. The value for restricted stock and performance share awards is calculated by multiplying the number of shares granted by the closing price per share of the Company’s common stock on the day of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, as of December 31, 2010, the number of outstanding stock options, restricted stock and performance awards held by the named executive officers:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
David P. King	3/1/2005	20,000				$47.89	3/1/2015
	2/23/2006	55,000				$58.57	2/23/2016
	2/20/2007	150,000				$80.37	2/20/2017
	5/7/2008	130,466	65,234	(1)		$75.63	5/7/2018
	2/10/2009	83,000	166,000	(1)		$60.04	2/10/2019
	2/9/2010		196,400	(1)		$70.15	2/09/2020
	2/13/2008							5,734	(2)	$504,133
	2/10/2009							14,934	(2)	$1,312,997
	2/9/2010							19,200	(2)	$1,688,064
	2/13/2008										25,210	(3)		$2,216,463
	2/10/2009										67,200	(4)		$5,908,224
	2/9/2010										38,400	(5)		$3,376,128
James T. Boyle	3/1/2005	3,334				$47.89	3/1/2015
	2/23/2006	10,000				$58.57	2/23/2016
	2/20/2007	10,000				$80.37	2/20/2017
	5/7/2008	9,600	4,800	(1)		$75.63	5/07/2018
	2/10/2009	15,800	31,600	(1)		$60.04	2/10/2019
	2/9/2010		63,100	(1)		$70.15	2/9/2020
	2/13/2008							434	(2)	$38,157
	2/10/2009							2,867	(2)	$252,067
	2/9/2010							6,200	(2)	$545,104
	2/13/2008										1,837	(3)		$161,509
	2/10/2009										12,750	(4)		$1,120,980
	2/9/2010 12/1/2010										12,300 5,000	(5) (6)	$ $	1,081,416 439,600
Andrew J. Conrad	2/19/2003	2,534				$24.46	2/19/2013
	2/10/2009	15,500	31,000	(1)		$67.60	2/10/2019
	2/9/2010		40,100	(1)		$70.15	2/09/2020
	8/3/2009							2,800	(2)	$246,176
	2/9/2010							3,900	(2)	$342,888
	8/3/2009										12,600	(4)		$1,107,792
	2/9/2010										7,800	(5)		$685,776
William B. Hayes	2/20/2007	55,000				$80.37	2/20/2017
	5/7/2008	48,133	24,067	(1)		$75.63	5/07/2018
	2/10/2009		60,734	(1)		$60.04	2/10/2019
	2/9/2010		66,700	(1)		$70.15	2/09/2020
	2/13/2008							2,100	(2)	$184,632
	2/10/2009							5,467	(2)	$480,659
	2/9/2010							6,500	(2)	$571,480
	2/13/2008										9,334	(3)		$820,645
	2/10/2009										24,600	(4)		$2,162,832
	2/9/2010										13,000	(5)		$1,142,960
Andrew S. Walton	2/23/2006	5,000				$58.57	2/23/2016
	2/20/2007	30,000				$80.37	2/20/2017
	5/7/2008	25,066	12,534	(1)		$75.63	5/07/2018
	2/10/2009	15,800	31,600	(1)		$60.04	2/10/2019
	2/9/2010		36,400	(1)		$70.15	2/09/2020
	2/13/2008							1,100	(2)	$96,712
	2/10/2009							2,867	(2)	$252,067
	2/9/2010							3,600	(2)	$316,512
	2/13/2008										4,851	(3)		$426,500
	2/10/2009										12,750	(4)		$1,120,980
	2/9/2010										7,100	(5)		$624,232

(1)	Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.
(2)	Restricted stock vests ratably over three years beginning on the first anniversary of the grant date. Amounts shown represent remaining unvested portion.
(3)	Represents the number of shares of restricted stock that will vest on March 30, 2011 following the performance period ending December 31, 2010.
(4)	Based on performance to date, represents the number of shares subject to the performance awards for the performance period ending December 31, 2011 assuming achievement at 150% of target. Information on the threshold, target and maximum awards are provided in the “Grants of Plan-Based Awards” table in the Company’s proxy statement for its 2010 Annual Meeting.
(5)	Based on performance to date, represents the number of shares subject to the performance awards for the performance period ending December 31, 2012 assuming achievement at target. Information on the threshold, target and maximum awards are provided in the “Grants of Plan-Based Awards” table above.
(6)	Represents the number of shares subject to the performance award for the one-year performance period ending December 31, 2011 assuming achievement at target. Information on the threshold, target and maximum awards are provided in the “Grants of Plan-Based Awards” table above.
(7)	Market value is calculated based on the Company’s common stock price on December 31, 2010, which was $87.92 per share, multiplied by the number of shares or units, respectively, for each unvested performance or stock award.

OPTION EXERCISES AND STOCK VESTED

The following chart shows, for 2010, the number and value of stock options exercised and the number and value of vested restricted stock and performance awards for each of the named executive officers:

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. King	40,000	$1,372,698	21,533	$1,561,569
James T. Boyle	-	$-	2,600	$187,356
Andrew J. Conrad	-	$-	1,400	$99,358
William B. Hayes	65,366	$1,631,427	9,417	$685,142
Andrew S. Walton	5,000	$104,650	4,533	$329,313

(1)	All stock option exercises and sales were completed in accordance with an existing 10b5-1 Trading Plan or during an open period.

The value realized on exercise was based on the price at which these shares were sold, which occurred simultaneously with the exercise. Consequently, the value realized was the sale price minus the strike price, multiplied by the number of shares exercised and sold.

(2)	Represents one-third of the restricted stock granted on February 20, 2007, that vested on February 22, 2010 at $73.97 per share, the closing price on that date, one-third of the restricted stock granted on February 13, 2008, that vested on February 15, 2010 at $72.43 per share, the closing price on that date, and one-third of the restricted stock granted on February 10, 2009, that vested on February 10, 2010 at $70.97 per share, the closing price on that date.

RETIREMENT BENEFITS

Prior to January 1, 2010, substantially all employees, including each of the named executive officers, were offered the opportunity to participate in the Cash Balance Plan, and the plan was fully funded by the Company both in terms of an annual service credit, which is a percentage of base salary, and an interest credit, currently at 4% per year. Eligibility requirements under the Cash Balance Plan included one year of service (participants entered the plan in either January or July after meeting the service requirement) and the employee must have reached 21 years of age. Each named executive officer has met the eligibility requirements with the exception of Dr. Conrad. As discussed above, the Company also has a PEP. See “Compensation Discussion & Analysis—Retirement Plans”—above.

In October 2009, the Board of Directors approved the Company’s proposal to freeze any additional service-based credits for any years of service after December 31, 2009 to the Cash Balance Plan and the PEP. Both plans are closed to new entrants. Current participants in the Cash Balance Plan and the PEP have stopped earning service-based credits, but will continue to earn interest credits.

Under both the Cash Balance Plan and the PEP, a participant is eligible for benefits at normal retirement at age 65 or early retirement at age 55 subject to reduced benefits for each year under 65. For early retirement at or after age 55 with reduced benefits, there is a reduction of 6% applied to the full retirement benefit for every year under the age of 65.

The Cash Balance Plan, as supplemented by the PEP, is designed to provide an employee having 25 years of credited service with an annuity equal to 52% of “final average pay” less 50% of estimated individual Social Security benefits. “Final average pay” is defined as the highest five consecutive years of base salary during the ten years of employment preceding termination or retirement. The participant, if single, has one payment option: ten year certain and life annuity. If married, the participant has two payment options: (a) ten year certain and life annuity; or (b) 50% joint and survivor annuity. The ten year certain and life annuity offers a guaranteed minimum payment for ten years. The 50% joint and survivor annuity offers half the annuity payments to the surviving spouse.

The formula for calculating the amount payable to the named executive officers under the Cash Balance Plan, in conjunction with the PEP, is illustrated as follows (ten year certain and life annuity method):

[(0.52) x (Final Average Pay) – (0.50) x (Social Security Benefit)] x [(Credited Service up to 25 years) ÷ (25)]

The amount payable could be less if the participant elected to receive benefits under the 50% joint and survivor annuity option.

The following table shows, as of December 31, 2010, the present value of accumulated benefits under the Company’s Cash Balance Plan and PEP for each of the named executive officers:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David P. King	Cash Balance Plan	7.00	$40,816	$-
	Pension Equalization Plan	8.25	$626,327	$-
James T. Boyle	Cash Balance Plan	9.50	$53,925	$-
	Pension Equalization Plan	10.83	$265,225	$-
Andrew J. Conrad	Cash Balance Plan	0	$-	$-
	Pension Equalization Plan	0	$-	$-
William B. Hayes	Cash Balance Plan	12.00	$69,346	$-
	Pension Equalization Plan	13.25	$307,402	$-
Andrew S. Walton	Cash Balance Plan	3.50	$18,960	$-
	Pension Equalization Plan	4.67	$74,633	$-

(1)	The Company’s Cash Balance Plan had been offered to substantially all employees after a year of service and after reaching 21 years of age. Plan entry dates were January and July of each year. The PEP was amended January 1, 2004, to waive the one year service requirement. Because of these different service crediting provisions, there could be a difference between the Cash Balance Plan service and the PEP service reflected in the column of up to 1.5 years. However, credited years of service equals actual years of service with the Company, subject to the crediting provisions above.

(2)	The calculation of present value of accumulated benefit is based on a normal retirement age of 65 and credited service and certain discount rate and mortality inputs. For the assumptions made in the valuations, see Note 16 to the Company’s audited financial statements included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

DEFERRED COMPENSATION PLAN

The DCP offers eligible participants another vehicle to accumulate savings for retirement. See “Deferred Compensation Program”—above. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant, which is used for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Deferred amounts are the Company’s general unsecured obligations and are subject to claims by the Company’s creditors. The Company’s general assets or existing rabbi trust may be used to fund payment obligations and pay DCP benefits.

According to the terms of the DCP, a participant has the opportunity to allocate deferred amounts to one or more of sixteen measurement funds offered. The measurement funds are indexed to externally managed funds inside the Company’s insurance-backed account. Amounts in these accounts can earn variable returns, including negative returns. Deemed earnings on the deferrals are based on these measurement funds and have no guaranteed rate of return.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or annual installment payments.

The following table summarizes each named executive officer’s contributions, earnings and aggregate balance under the DCP as of December 31, 2010:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David P. King	$-	$-	$31,852	$-	$385,868
James T. Boyle	$-	$-	$-	$-	$-
Andrew J. Conrad	$-	$-	$-	$-	$-
William B. Hayes	$-	$-	$4,779	$-	$32,339
Andrew S. Walton	$-	$-	$-	$-	$-

(1)	Amounts in this column are included in the Salary column of the “Summary Compensation Table” above.
(2)	Amounts in this column are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table as they do not qualify as above market or preferential earnings.
(3)	For Mr. King, $332,120 of the amount in this column was reported in the Summary Compensation Table for 2010 and in prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables that follow provide information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2010, or assuming a change of control with corresponding qualifying termination occurred on December 31, 2010. Amounts also assume the price of the Company’s common stock was $87.92, the closing price on December 31, 2010.

David P. King	Voluntary Termination (#)	Early Retirement (#)	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$1,770,668	$-	$2,656,002	$-	$-
Annual Incentive Bonus	$-	$-	$-	$2,608,956	$-	$3,913,434	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$0	$-	$-	$-	$-
Stock Options	$13,011,815	$13,011,815	$8,919,834	$-	$-	$8,919,834	$8,919,834	$8,919,834
Restricted Stock	$3,505,195	$3,505,195	$3,505,195	$-	$-	$3,505,195	$3,505,195	$3,505,195
Performance Shares	$10,330,600	$10,330,600	$10,330,600	$-	$-	$10,330,600	$10,330,600	$10,330,600
Health & Welfare Benefits	$-	$-	$-	$9,529	$-	$9,529	$360,000	$1,000,000
Financial Services	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000
TOTAL	$26,867,610	$26,867,610	$22,775,629	$4,409,153	$20,000	$29,354,594	$23,135,629	23,775,629

James T. Boyle	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$900,000	$-	$900,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$613,354	$-	$613,354	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$2,061,287	$-	$-	$2,061,287	$2,061,287	$2,061,287
Restricted Stock	$-	$-	$835,328	$-	$-	$835,328	$835,328	$835,328
Performance Shares	$-	$-	$2,488,136	$-	$-	$2,488,136	$2,488,136	$2,488,136
Health & Welfare Benefits	$-	$-	$-	$9,529	$-	$9,529	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$5,394,751	$1,532,883	$10,000	$6,917,634	$5,694,751	$6,394,751

Andrew J. Conrad	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$847,332	$-	$551,512	$-	$-
Annual Incentive Bonus	$-	$-	$-	$850,960	$-	$555,140	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$1,342,497	$-	$-	$1,342,497	$1,342,497	$1,342,497
Restricted Stock	$-	$-	$589,064	$-	$-	$589,064	$589,064	$589,064
Performance Shares	$-	$-	$1,424,304	$-	$-	$1,424,304	$1,424,304	$1,424,304
Health & Welfare Benefits	$-	$-	$-	$6,353	$-	$6,353	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$3,365,865	$1,714,645	$10,000	$4,478,870	$3,665,865	$4,365,865

William B. Hayes	Voluntary Termination (#)	Early Retirement (#)	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$873,600	$-	$873,600	$-	$-
Annual Incentive Bonus	$-	$-	$-	$836,214	$-	$836,214	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$4,619,798	$4,619,798	$3,174,306	$-	$-	$3,174,306	$3,174,306	$3,174,306
Restricted Stock	$1,236,771	$1,236,771	$1,236,771	$-	$-	$1,236,771	$1,236,771	$1,236,771
Performance Shares	$3,701,432	$3,701,432	$3,701,432	$-	$-	$3,701,432	$3,701,432	$3,701,432
Health & Welfare Benefits	$-	$-	$-	$9,529	$-	$9,529	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$9,568,001	$9,568,001	$8,122,509	$1,729,343	$10,000	$9,841,852	$8,422,509	$9,122,509

Andrew S. Walton	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$694,448	$-	$694,448	$-	$-
Annual Incentive Bonus	$-	$-	$-	$548,118	$-	$548,118	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$1,681,879	$-	$-	$1,681,879	$1,681,879	$1,681,879
Restricted Stock	$-	$-	$665,290	$-	$-	$665,290	$665,290	$665,290
Performance Shares	$-	$-	$1,951,824	$-	$-	$1,951,824	$1,951,824	$1,951,824
Health & Welfare Benefits	$-	$-	$-	$9,529	$-	$9,529	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$4,308,993	$1,262,095	$10,000	$5,561,088	$4,608,993	$5,308,993

(#)	See discussion of Transition Policy under “Equity Awards: Stock Incentive Plan and Transition Policy” below.

Equity Awards: Stock Incentive Plan and Transition Policy. The treatment of equity awards varies depending on the type of termination. In the event an executive’s employment terminates (other than by reason of death, disability, normal retirement or change-in-control with a corresponding qualifying termination), stock options that are vested at the time of termination may be exercised within three months of termination. All unvested stock options, restricted stock and performance awards immediately expire.

Under the Transition Policy, stock options, restricted stock, and performance awards continue to vest through the vesting period as if the executive were still employed. Valuation in the event of a voluntary termination or early retirement is based on a Black-Scholes valuation for unvested shares and a December 31, 2010 market price for restricted stock and performance awards. For purposes of the table above, it is assumed that the measures for the performance awards will be achieved at the target level. Mr. King and Mr. Hayes are the only executives who may qualify for benefit under the Transition Policy.

In the event that an executive’s employment terminates by reason of death, disability, normal retirement or a change-in-control with a corresponding qualifying termination, then the vesting of all stock options, restricted stock and performance share awards granted accelerates and these become immediately vested. The executive may exercise the vested stock options at any time within one year after the date of death, disability, retirement or a change-in-control. For these types of terminations, the value in the tables was determined by multiplying the gain using a December 31, 2010 market price by the number of unvested shares.

For purposes of the equity awards, “normal retirement” means retirement at or after the age of 65 with 5 years of service and “early retirement” means retirement at or after the age of 55 with 10 years of service. None of the named executive officers is currently eligible to receive benefits under the “normal retirement” or “early retirement” provisions.

Base Compensation and Annual Incentive Bonus. No additional base compensation amounts are payable for terminations due to the following: voluntary termination, early retirement, normal retirement, for cause termination, disability or death. A pro-rated annual bonus payment may be made for each of the termination events mentioned in the tables above, except a for cause termination. Provisions for base compensation and annual bonus payments in the event of an involuntary not for cause or good reason termination or a change in control are detailed below.

Amended and Restated Master Senior Executive Severance Plan and the Master Senior Executive Change-in-Control Severance Plan. The Amended and Restated Severance Plan and the Change-in-Control Severance Plan provide the Company’s named executive officers (as well as the Company’s other executive vice presidents and senior vice presidents) with severance payments upon, respectively, a “qualifying termination” and a “qualifying termination” that occurs within three years following a change in control. A “qualifying termination” is generally defined as involuntary termination without cause or voluntary termination with “good reason.” “Cause” means that the named executive officer shall have committed prior to termination of employment any of the following acts: an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with his duties or in the course of his employment with the Company; the conviction of or entering of a plea of nolo contendere to a felony; alcohol intoxication on the job or current illegal drug use; intentional wrongful damage to tangible assets of the Company; intentional wrongful disclosure of material confidential information of the Company and/or materially breaching the noncompetition or confidentiality provisions covering his activities; knowing and intentional breach of any employment policy of the Company; or gross neglect or misconduct, disloyalty, dishonesty, or breach of trust in the performance of his duties that is not corrected to the Board’s satisfaction within 30 days of notice thereof. “Good reason” means a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, a material reduction in job responsibilities or transfer to another job without the consent of the employee.

For purposes of the Change-in-Control Plan, “cause” means (a) any person who is not presently but becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 40 percent or more of the Company’s outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Company; or (b) individuals who constituted the Board on February 10, 2009 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person subsequently becoming a director whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (including any such directors whose election was so approved), or whose nomination for election by the Company’s stockholders was approved by the Incumbent Board (including such directors whose election was so approved), is for purposes of this clause (b), considered as though he or she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity.

The severance payments under the Change-in-Control Plan are as follows:

	Change-in-Control	Qualifying Termination(a)
CEO	3x (annual salary + average MIB payments)	2x (annual salary + average MIB payments)
Executive Vice Presidents	2x (annual salary + average MIB payments)	2x (annual salary + average MIB payments)
Senior Vice Presidents	1x (annual salary + average MIB payments)	1x (annual salary + average MIB payments)

(a)	“Average MIB payments” is the average of the executive’s actual MIB payments over the prior three years.

In 2010, the Compensation Committee amended the Change-in-Control Plan to provide that to the extent a participant in the Change-in-Control Plan would be subject to an excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code as a result of any payments made to the participant in connection with a change in control, those payments would be reduced if doing so would provide the participant with a better after-tax result. Prior to that amendment, the Change-in-Control Plan provided that if severance payments payable by the Company become subject to the excise tax on “excess parachute payments”, the Company would be required to reimburse the executive for the amount of such excise tax (and the income and excise taxes on such reimbursement). The Compensation Committee made this change to reflect emerging practices and trends.

Health and Welfare Benefits. In the event of a qualifying termination under the Severance Plan or the Change-in-Control Plan, the executive is also eligible for up to six months of Company-paid COBRA.

In the event a named executive officer dies while an active employee, his or her beneficiary will receive $1 million from the Company’s group term life plan. In addition, eligible, enrolled dependents will receive COBRA continuation of coverage for the first six months following the executive’s death (not included in the tables above). In addition, if the executive was traveling on Company business at the time of death, the beneficiary will also receive $1 million of business travel accident insurance (not included in the tables above).

If an executive becomes disabled (i.e., he is not able to perform the material duties of his occupation solely because of disease or injury), the executive is generally eligible for a monthly benefit payable until the earlier of (a) age 65 if the period of disability starts prior to the age of 60, or (b) the length of the disability. For Mr. King, this monthly benefit is $30,000, and for the other named executive officers it is $25,000 per month.

Cash Balance Plan. Under the Cash Balance Plan, upon a termination of employment the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50% of such value.

PEP Plan. PEP payments are subject to Section 409(A) of the IRC and require a six-month waiting period following separation of service before distribution of the first payment. Under the PEP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the “Pension Benefits Table” above, regardless of reason, except for death, which pays at 50% of such value.

DCP. The DCP was amended to grandfather participants prior to December 31, 2004 to remove the six-month waiting period for distributions following separation of service. Distribution elections made after December 31, 2004 require a six-month waiting period following separation of service before distribution of the first payment, as required by Section 409A of the IRC. Otherwise, distribution elections include the ability to elect a single lump-sum payment or annual installment payments. Under the DCP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Aggregate Balance column of the “Non-Qualified Deferred Compensation Table” above, regardless of reason for the termination.

Perquisites. All perquisites offered to the named executive officers immediately terminate upon the executive’s termination, except for the financial planning services which are extended to Mr. King and the other named executive officers for one year post-termination. The one-year limit for financial planning services is $20,000 for Mr. King and $10,000 for each of the other named executive officers.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Anderson, Mr. Bélingard, and Dr. Weikel (Committee Chair). There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2010 fiscal year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2010. All equity compensation plans have been approved by Company stockholders, except in the case of equity compensation plans approved by stockholders of companies acquired by the Company as described in footnote (1) below.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A	B	C
Equity compensation plans approved by Company stockholders(1)	6,572,574(2)	$67.93	4,407,771(3)
Equity compensation plans not approved by Company stockholders	-	-	-

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which was approved by Dynacare, Inc. stockholders when the plan was initially implemented. At December 31, 2010, there were no options outstanding under this plan. The Company does not intend to issue new awards under this plan.

Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; the Dianon Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; the Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. stockholders when the plans were initially implemented. At December 31, 2010, there were options to purchase 16,093 shares of the Company’s common stock outstanding under these plans and the weighted-average exercise price of outstanding options was $30.00. The Company does not intend to issue new awards under these plans.

(2)	Includes options to purchase shares outstanding under the Laboratory Corporation of America Holdings 2000 and 2008 Stock Incentive Plans, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, and the Laboratory Corporation of America Holdings 1994 Stock Option Plan.
(3)	Includes 3,954,595 shares available for future issuance under the Laboratory Corporation of America Holdings 2008 Stock Incentive Plan, 48,378 shares available for future issuance under the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-employee Directors, and 404,798 shares available for future issuance under the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan.

PROPOSAL TWO: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is seeking shareholder input on the Company’s executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor the Company’s executive compensation practices in light of emerging compensation practices, the industry in which the Company operates and the marketplace for talent in which the Company competes. The Company remains focused on compensating the Company’s executive officers fairly and in a manner that incents high levels of performance while providing tools necessary to attract and retain the best talent.

As described in the “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, the Company’s executive compensation program is designed to reward the achievement and surpassing of specific short-term and long-term operational and strategic goals. By paying for performance, the Company believes it aligns the interests of the Company’s executive officers with those of the Company’s stockholders. The Company believes that through an effective executive compensation program, it can be successful in attracting and retaining talented employees who will sustain the Company’s financial performance and continue creation of shareholder value.

In implementing this philosophy, the Company adheres to the following principles:

•	variable compensation should comprise a significant part of an executive’s total compensation, with the percentage at-risk highest for the executive officers;

•	the size and the realizable values of compensation awards provided to executive officers should vary significantly with performance achievements;

•	an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders;

•	compensation opportunities for executive officers must be evaluated against those offered by companies in similar industries and similar in size and scope of operations; and

•	differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

In addition, certain features of the Company’s executive compensation program enhance the alignment of the interests of the Company’s executive officers and the Company’s shareholders, such as:

•	stock ownership guidelines for the Company’s executive officers, requiring them to own a significant amount of Company stock;

•	prohibition on profiting from short-term speculative swings in the value of the Company’s stock, including, but not limited to, “short sales”, “put” and “call” options, and hedging transactions;

•	the Company’s annual bonus plan does not provide payment without achievement of performance goals, regardless of whether the failure to achieve performance goals was outside of management’s control;

•	there is a cap on the annual bonus opportunity even for extraordinary performance so that executives are not provided incentives to take inappropriate risks;

•	absence of employment agreements with the Company’s executive officers, meaning there are no “guaranteed” levels of base salary, bonus or other forms of compensation;

•	limited perquisites, which were largely eliminated for 2011;

•

the Master Senior Executive Severance Plan that provides financial protection for the Company’s executives in circumstances involving a change in control is a “double trigger” plan, requiring termination following a change in control in order for severance payments to become due; and

•	the use of a mix of long-term incentive types, including stock options, restricted stock and performance shares, to encourage the Company’s executives to focus on long-term performance of the Company.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the Company’s executive compensation program.

The Board of Directors of the Company recommends that stockholders vote “FOR” the approval of executive compensation.

PROPOSAL THREE: NON-BINDING VOTE ON THE FREQUENCY OF FUTURE NON-BINDING EXECUTIVE COMPENSATION VOTES

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is seeking shareholder input on how often it will seek non-binding votes on the compensation of named executive officers as disclosed in future proxy statements, similar to Proposal 2 in this Proxy Statement. The Company is required to hold such votes at least once every three years. Accordingly, shareholders may indicate their preference to hold future non-binding executive compensation votes:

•	Every One Year;

•	Every Two Years; or

•	Every Three Years.

You may also abstain from voting. The Board recommends that shareholders vote in favor of holding future non-binding executive compensation votes every one year. Because this vote is non-binding, the Board may determine how frequently it will hold future non-binding executive compensation votes. However, the Board of Directors will consider the outcome of this vote in making its determination.

The Board believes that holding a non-binding executive compensation vote every year will allow for regular shareholder input as the Compensation Committee undertakes its yearly compensation determinations. As a result, an annual vote will allow the Compensation Committee to be responsive to shareholder views about the compensation of the company’s executive officers. The Board also views an annual vote as a good corporate governance practice.

The Board of Directors of the Company recommends that stockholders vote in favor of holding future non-binding executive compensation votes “EVERY ONE YEAR”.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2011, and the stockholders of the Company are being asked to ratify such appointment. For the year ended December 31, 2010, the Company’s accounts were audited by PricewaterhouseCoopers.

PricewaterhouseCoopers’ report on the financial statements of the Company for the year ended December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

To the knowledge of management and the Audit Committee, in connection with the audit of the Company’s financial statements for the year ended December 31, 2010, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure that, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in its reports.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2011; the Audit Committee will consider whether to retain that firm for such year.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2010 and 2009, were:

	2010	2009
Audit Fees	$1,403,100	$1,185,000
Audit Related Fees	18,000	10,500
Tax Fees	30,600	46,200
All Other Fees	-	8,500

Total	$1,451,700	$1,250,200

Audit Fees. This category of the table above includes fees for the audit of the Company’s annual statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements. Audit fees for the years ended December 31, 2010 and 2009, respectively, were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of the consolidated financial statements of the Company ($1,330,100 and $1,185,000 for 2010 and 2009, respectively) and the issuance of comfort letters, consents and review of documents filed with the SEC ($73,000 and $0 for 2010 and 2009, respectively). The preparation of the Company’s audited financial statements include compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PricewaterhouseCoopers of a report expressing its opinion regarding the effectiveness of the Company’s internal control over financial reporting. Audit fees for 2010 and 2009 also included fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

Audit Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included above under “Audit Fees.” Audit Related fees for the years ended December 31, 2010 and December 31, 2009 were primarily for certain accounting consultations.

Tax Fees. This category of the table above includes fees for services related to tax compliance, tax planning and tax advice. For the year ended December 31, 2010 these fees were primarily for services related to an Abandoned and Unclaimed Property policies and procedures review, European tax compliance and Canadian tax planning service. For the year ended December 31, 2009, these fees were primarily for services related to corporate income tax compliance services and international tax services.

All Other Fees. This category of the table above includes fees for any services not included in the first three categories. For 2009 these were primarily related to the reproduction and provision of information for third party requests.

The Audit Committee has considered the non-audit-related services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

The Audit Committee must approve, in advance, the provision by the Company’s independent registered public accounting firm of all services, whether or not related to the audit. All of the services for which fees were paid as described in the above tables were pre-approved by the Audit Committee.

The Board of Directors of the Company recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2011.

AUDIT COMMITTEE’S REPORT

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee, comprised entirely of non-management directors, held eight meetings during 2010. The Board of Directors considered the “independence” and “financial literacy” of each of the Audit Committee members, as set forth under the rules of the Listing Standards and the SEC and has concluded that its Audit Committee members satisfy the current requirements of the Listing Standards and the SEC. The Board of Directors further concluded that Kerrii B. Anderson and Wendy E. Lane are “audit committee financial experts” as defined by SEC rules and each has the “accounting or related financial management expertise” required by the Listing Standards.

The Audit Committee met with the independent registered public accountants, management, and internal auditors with respect to whether each was carrying out its respective responsibilities. The Audit Committee reviewed the performance and fees of the independent registered public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee reviewed and discussed with management the Company’s audited financial statements. The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants confirming their independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Both the independent registered public accountants and the internal auditors had full access to the Audit Committee and vice versa, including regular meetings without management present. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for filing with the SEC.

As part of its duties, the Audit Committee also considers whether the provision of services other than audit services by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is compatible with maintaining the accountant’s independence. The Audit Committee considered the compatibility of the non-audit-related services performed by PricewaterhouseCoopers LLP and determined that the registered public accounting firm’s independence has been maintained. See “Proposal Four: Ratification of Independent Registered Public Accounting Firm.”

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board of Directors determine. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States; (b) the representations of the independent registered public accounting firm appearing in the registered public accounting firm’s report on the Company’s financial statements; and (c) the representations of management that the internal control systems are effective.

THE AUDIT COMMITTEE

Kerrii B. Anderson, Chairman

Wendy E. Lane

Robert E. Mittelstaedt, Jr.

Arthur H. Rubenstein

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of March 14, 2011, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the individuals identified as the named executive officers in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Harris Associates L.P	7,405,325	(1)	7.4%
Two North LaSalle Street—500 Chicago, IL 60602-3790
T. Rowe Price Associates, Inc	5,936,193	(2)	5.9%
100 East Pratt Street Baltimore, MD 21202-1009
BlackRock, Inc	5,396,457	(3)	5.4%
40 East 52nd Street New York, NY 10022
David P. King	746,677	(4,5)	*
Kerrii B. Anderson	17,230	(4,5)	*
Jean-Luc Bélingard	44,841	(4,5)	*
N. Anthony Coles, Jr.	300	(4,5)	*
Wendy E. Lane	27,722	(4,5)	*
Thomas P. Mac Mahon	289,588	(4,5)	*
Robert E. Mittelstaedt, Jr.	29,910	(4,5)	*
Arthur H. Rubenstein	21,864	(4,5)	*
M. Keith Weikel	26,524	(4,5)	*
R. Sanders Williams	13,603	(4,5)	*
James T. Boyle	106,932	(4,5)	*
Andrew J. Conrad	46,007	(4,5)	*
William B. Hayes	173,178	(4,5)	*
Andrew S. Walton	134,746	(4,5)	*
All directors and Executive Officers as a group (17 persons)	1,816,490	(4,5)	1.8%

*	Less than 1%
(1)	As reported on Schedule 13G filed with the SEC on February 8, 2011, on behalf of Harris Associates L.P. (“Harris”). Harris is a registered investment advisor with beneficial ownership of the above listed shares.
(2)	As reported on Schedule 13G filed with the SEC on February 10, 2011, on behalf of T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe is a registered investment advisor with beneficial ownership of the above listed shares
(3)	As reported on Schedule 13G filed with the SEC on February 7, 2011, on behalf of BlackRock, Inc.
(4)

Beneficial ownership by directors, the named executive officers and current executive officers of the Company includes shares of Common Stock that such individuals have the right to acquire upon the exercise of options that either are vested or that may vest within 60 days of March 14, 2011. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Ms. Anderson—11,087; Mr. Bélingard—20,398; Dr. Coles— 0; Ms. Lane—14,478; Mr. Mac Mahon—184,791; Mr. Mittelstaedt—18,502; Dr. Rubenstein—14,185; Dr. Weikel—16,659; Dr. Williams—9,791; Mr. King—652,166; Mr. Boyle—90,367; Dr. Conrad—13,366; Mr. Hayes—149,433; Mr. Walton—116,333; all directors and Executive Officers as a group—1,421,788.

(5)	Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Ms. Anderson—1,934; Mr. Bélingard—1,934; Dr. Coles— 300; Ms. Lane—1,934; Mr. Mac Mahon—1,934; Mr. Mittelstaedt—1,934; Dr. Rubenstein—1,934; Dr. Weikel—1,934; Dr. Williams—1,934; Mr. King—36,967; Mr. Boyle—10,968; Dr. Conrad—4,000; Mr. Hayes —12,368; Mr. Walton—6,734; all directors and Executive Officers as a group—95,979.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s equity securities to file reports on ownership and changes in ownership with the SEC and the securities exchanges on which its equity securities are registered. Additionally, SEC regulations require that the Company identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with.

STOCKHOLDER PROPOSALS

Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value, or 1% of Common Stock held continuously for at least one year by the date of the proposal submitted, who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2012 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the 2012 annual meeting and included in the Company’s proxy materials must be received by F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than December 3, 2011.

Holders of Common Stock who wish to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations, and should also consult the Company’s By-Laws.

HOUSEHOLDING

As permitted by the Exchange Act, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and annual report unless one or more of these stockholders provides notification of their desire to receive individual copies. This procedure will reduce the Company’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone: 800-542-1061 with the names in which all accounts are registered.

If you participate in householding and wish to receive a separate copy of the 2010 annual report or this Proxy Statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact Broadridge at the above address or phone number. The Company will deliver the requested documents to you promptly upon your request.

Beneficial stockholders, or stockholders who hold shares in “street name”, can request information about householding from their banks, brokers or other holders of record.

ADDITIONAL INFORMATION

A copy of the Company’s annual report to stockholders for fiscal 2010, which includes the annual report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The annual report is not incorporated in this proxy statement and is not considered proxy-soliciting materials.

The Company filed its annual report on Form 10-K with the SEC on March 1, 2011. The Company will mail without charge, upon written request, a copy of its annual report on Form 10-K for fiscal 2010, excluding exhibits. Please send a written request to Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, or access these materials on the Company’s website at www.labcorp.com on the Investor Relations page.

OTHER BUSINESS

The Company knows of no other matters that may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

April 1, 2011

LABORATORY CORP. OF AMERICA HOLDINGS 358 SOUTH MAIN STREET BURLINGTON, NC 27215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29204-P05789                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

LABORATORY CORP. OF AMERICA HOLDINGS
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors

1.	Election of the members of the Company’s Board of Directors
	Nominees:		For	Against	Abstain
	1a.	David P. King	☐	☐	☐					For	Against	Abstain

	1b.	Kerrii B. Anderson	☐	☐	☐		1i.	M. Keith Weikel, Ph.D.		☐	☐	☐

	1c.	Jean-Luc Bélingard	☐	☐	☐		1j.	R. Sanders Williams, M.D.		☐	☐	☐

	1d.	N. Anthony Coles, Jr., M.D., M.P.H.	☐	☐	☐

	1e.	Wendy E. Lane	☐	☐	☐	Vote on Proposals
	1f.	Thomas P. Mac Mahon	☐	☐	☐	2.	To approve, by non-binding vote, executive compensation.			☐	☐	☐

	1g.	Robert E. Mittelstaedt, Jr.	☐	☐	☐	The Board of Directors recommends you vote for 1 YEAR:			1 Year	2 Years	3 Years	Abstain
	1h.	Arthur H. Rubenstein, MBBCh	☐	☐	☐	3.	To recommend, by non-binding vote, the frequency of executive compensation votes.		☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No		4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory Corporation of America Holdings’ independent registered public accounting firm for 2011.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Note: Please sign exactly as your name(s) appear(s) above. When signing as an executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date and promptly return the card in the envelope provided.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29205-P05789

STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

To: LABORATORY CORPORATION OF AMERICA HOLDINGS

I appoint F. Samuel Eberts III and William B. Hayes, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of Stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Wednesday, May 11, 2011 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1, “FOR” Item 2, “1 YEAR” for Item 3 and “FOR” Item 4. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)

Address Changes/Comments: ________________________________________________________ ___________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)